UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2025

MeridianLink, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40680	82-4844620
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Venture, Suite 235

Irvine, CA 92618

(Address of principal executive offices and Zip Code)

(714) 708-6950

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MLNK	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On August 11, 2025, MeridianLink, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ML Holdco, LLC, a Delaware limited liability company (“Parent”) and ML Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”). The Merger Agreement was unanimously approved by the board of directors of the Company (the “Board”).

The Merger Agreement provides that, among other things and on the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (a) each share of common stock of the Company, par value $0.001 per share (the “Company Common Stock”) (other than (i) shares of Company Common Stock (x) held in the treasury of the Company, or (y) that immediately prior to the Effective Time were owned by Parent or Merger Sub or any of their direct or indirect subsidiaries (collectively, the “Excluded Shares”), and (ii) shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL) will be automatically canceled and converted into the right to receive an amount of in cash equal to $20.00 (the “Merger Consideration”), without interest, (b) each Excluded Share will cease to be outstanding and be cancelled without payment of any consideration payment of any consideration therefor and cease to exist and (c) each share of common stock, par value $0.01, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

Treatment of Company Equity Awards and Company ESPP

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each option to purchase shares of Company Common Stock (each, a “Company Option”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time and has a per share exercise price that is less than the Merger Consideration (each an “In-the-Money Company Option”) shall fully vest, be cancelled as of the Effective Time and, in exchange therefore, each such holder of any such In-the-Money Company Option shall have the right to receive, without interest and subject to deduction for any required withholding under applicable tax law, an amount in cash equal to (i) the aggregate number of shares of Company Common Stock underlying such In-the-Money Company Option as of immediately prior to the Effective Time, multiplied by (ii) the excess of the Merger Consideration over the per share exercise price of such In-the-Money Company Option. Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each Company Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time and has a per share exercise price that is equal to or greater than the Merger Consideration shall be cancelled as of the Effective Time for no consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each outstanding restricted stock unit award (each a “Company RSU”) that is vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date of the Merger Agreement as a result of the consummation of the transactions contemplated by the Merger Agreement, including the Merger (the “Transactions”) (each, a “Vested Company RSU”), will be cancelled as of the Effective Time and, in exchange therefor, each such holder of any such Vested Company RSU will have the right to receive, without interest and subject to deduction for any required withholding under applicable tax law, an amount in cash equal to (i) the aggregate number of shares of Company Common Stock underlying such Vested Company RSU as of immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each Company RSU that is unvested as of immediately prior to the Effective Time (each, an “Unvested Company RSU”), will be canceled as of the Effective Time and replaced with a right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to (i) the Merger Consideration, multiplied by (ii) the aggregate number of shares of Company Common Stock subject to such Unvested Company RSU as of immediately prior to the Effective Time (such product, the “Cash Replacement RSU Amounts”), which Cash Replacement RSU Amounts will, subject to the holder’s continued service with Parent or its subsidiaries (including, following the Effective Time, the Surviving Corporation or its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSUs for which such Cash Replacement RSU Amounts were exchanged would have vested and been payable pursuant to their terms. All Cash Replacement RSU Amounts will be subject to the same terms and conditions (including with respect to vesting) as applied to the Unvested Company RSUs for which such Cash Replacement RSU Amounts were exchanged, except for terms rendered inoperative by reason of the consummation of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement RSU Amounts.

As soon as practicable following the date of the Merger Agreement, the Board will adopt resolutions and take all actions necessary or as may be required under the Company’s 2021 Employee Stock Purchase Plan (the “Company ESPP”) to: (a) amend and suspend the Company’s ESPP such that, except for the Offering (as defined in the Company ESPP) under the Company ESPP in effect as of the date of the Merger Agreement, no additional offering will be authorized or commenced between the date of the Merger agreement and the Effective Time, (c) provide that no participant in the Company ESPP may increase such participant’s rate of payroll deductions in effect as of the date of the Merger Agreement or to make separate non-payroll contributions on or following the date of the Merger Agreement (provided that, participants will be entitled to withdraw from the Company ESPP in accordance with the terms of the Company ESPP as in effect as of the date of the Merger Agreement), (c) provide that only participants in the Company ESPP as of the date of the Merger Agreement may continue to participate in the Company ESPP after the date of the Merger Agreement and that no new participants will commence participation in the Company ESPP after the date of the Merger Agreement, (d) provide that the Company ESPP will terminate in its entirety, subject to and as of the Effective Time and no further rights will be granted or exercised under the Company ESPP thereafter, and (e) provide that each Company ESPP participant’s accumulated contributions under the Company ESPP will be refunded to the applicable participant in accordance with the terms of the Company ESPP.

Conditions to the Merger and Other Terms of the Merger Agreement

The Merger Agreement contains customary representations, warranties and covenants of the Company, Parent, and Merger Sub, including, among others, the agreement by the Company to conduct its business in all material respects in the ordinary course, consistent with past practice during the period between execution of the Merger Agreement and the Effective Time and covenants prohibiting the Company from engaging in certain kinds of activities during such period without the consent of Parent.

The completion of the Merger (the “Closing”) is conditioned upon, among other things, (a) the approval of the Merger Agreement by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, (b) the absence of laws restraining, enjoining or otherwise prohibiting the consummation of the Merger, (c) the expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (d) the accuracy of the other party’s representations and warranties, subject to certain customary materiality standards set forth in the Merger Agreement, (e) performance or compliance in all material respects with the other party’s obligations under the Merger Agreement, and (f) no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred that is continuing at the Effective Time, since the date of the Merger Agreement.

The Merger Agreement contains customary non-solicitation covenants that prohibit the Company from soliciting competing proposals or entering into discussions concerning, or providing confidential information in connection with, certain proposals for an alternative transaction. These non-solicitation covenants allow the Company, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, to provide non-public information to, and engage in discussions and negotiations with, third parties in response to an unsolicited acquisition proposal. The Board also may change its recommendation to the holders of Company Common Stock to adopt the Merger Agreement in response to a “Superior Proposal” or an “Intervening Event” (each as defined in the Merger Agreement) if the Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with the fiduciary duties of the Board under applicable law.

Termination

The Merger Agreement contains termination rights for each of the Company and Parent, including, among others, (a) if the consummation of the Merger does not occur on or before February 11, 2026 (the “End Date”), (b) if any law is enacted that makes consummation of the Merger illegal or any injunction or order prohibiting the Merger has become final and non-appealable, (c) if the Company Stockholder Approval (as defined in the Merger Agreement) is not obtained following the meeting of the Company’s stockholders for purposes of obtaining such Company Stockholder Approval, and (d) subject to certain conditions, (i) by Parent, if the Board changes its recommendation in favor of the Merger, (ii) by Parent, if the Board fails to reaffirm its recommendation within ten business days of Parent’s written request following public disclosure of an Acquisition Proposal (as defined in the Merger Agreement), (iii) by Parent for the Company’s breach of representation or warranties or failure to perform covenants under certain circumstances that remains uncured, (iv) by the Company for Parent’s breach of representation or warranties or failure to perform covenants under certain circumstances that remains uncured, (v) by the Company, prior to the receipt of the Company Stockholder Approval, in connection with the Board making a change in its recommendation in favor of the Merger in response to a Superior Proposal (as defined by the Merger Agreement), or (vi) by the Company, if all conditions to the Merger have been satisfied or waived, Parent fails to consummate the Merger by the time of Closing, the Company provides notice its intention to terminate and the Company is ready, willing and able to consummate the Closing and Parent fails to consummate the Closing. The Company and Parent may also terminate the Merger Agreement by mutual written consent.

The Company is required to pay Parent a termination fee of $47,700,000 on termination of the Merger Agreement under specified circumstances, including, among others, termination by Parent in the event that the Board changes its recommendation in favor of the Merger or termination by the Company to enter into a definitive agreement providing for a Superior Proposal. Parent is required to pay a termination fee of $98,600,000 to the Company upon termination of the Merger Agreement under other specified circumstances, under circumstances where Parent fails to close the Merger when closing conditions have been satisfied or waived, for example if Parent’s debt financing is not then available.

Financing

Parent has obtained an equity commitment letter (the “Equity Commitment Letter”), to provide equity financing in the amount set forth therein, and a debt financing commitment letter (the “Debt Commitment Letter”), to provide debt financing in the amount set forth therein, for the purpose of financing the Transactions.

Centerbridge Capital Partners IV L.P. (“Centerbridge Capital Partners IV”) has committed, subject to the terms and conditions the Equity Commitment Letter, to invest in Parent at or prior to the Closing, the amounts set forth therein.

The Debt Commitment Letter contains commitments from the lenders party to the Debt Commitment Letter to finance in part the transactions contemplated by the Merger Agreement and include (i) a $961,000,000 senior secured first lien term loan, (ii) a $150,000,000 senior secured first lien revolving credit facility and (iii) a $250,000,000 senior secured first lien delayed draw term loan facility. The obligations of the lenders to provide debt financing under the Debt Commitment Letter are subject to the satisfaction (or waiver) of customary closing conditions described in the Debt Commitment Letter.

Pursuant to the Merger Agreement, the Company is required to use commercially reasonable efforts to provide Parent with customary cooperation in connection with the equity financing and the debt financing.

Guarantee

Also on August 11, 2025, in connection with the execution of the Merger Agreement, Parent has delivered a limited guarantee from Centerbridge Capital Partners IV in favor of the Company and pursuant to which, on the terms and subject to the conditions contained therein, Centerbridge Capital Partners IV is guaranteeing certain obligations of Parent in connection with the Merger Agreement.

The foregoing descriptions of the terms of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement and the foregoing descriptions have been included to provide investors and stockholders with information regarding the terms of these agreements. They are not intended to provide any other factual information about the Company or other parties thereto. The representations, warranties and covenants contained in each of these documents were or will be made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreements and may be subject to qualifications and limitations agreed upon by such parties. In reviewing the representations, warranties and covenants contained in the Merger Agreement and discussed in the foregoing descriptions, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Support Agreements

In connection with the execution of the Merger Agreement, on August 11, 2025, certain of the Company stockholders (collectively, the “Supporting Stockholders”) have entered into a voting and support agreement (each, a “Support Agreement” and collectively, the “Support Agreements”) with Parent, the Company and Merger Sub. The Supporting Stockholders hold, collectively, approximately 55% of the voting power of the Company Common Stock (without giving effect to any exercise or vesting of Company Options or Company RSUs). Under the Support Agreements, the Supporting Stockholders have agreed to vote their shares of Company Common Stock in favor of the adoption of the Merger Agreement and certain other matters, subject to certain terms and conditions contained therein.

The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Support Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated by reference herein.

Item 7.01 Regulation FD.

On August 11, 2025, Parent and the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K includes certain forward-looking statements about, among other things, the proposed acquisition of the Company by Parent (the “Transaction”), including financial estimates and statements as to the expected timing, completion and effects of the Transaction. These forward-looking statements are based on the Company’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the Transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the Transaction on anticipated terms and timing, including the possibility that the Company’s stockholders may not approve the Transaction and obtaining any regulatory approvals, and the satisfaction of other conditions to the completion of the Transaction; (ii) the ability of Parent and Merger Sub to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Transaction; (iii) the possibility that competing offers or acquisition proposals will be made; (iv) the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; (v) potential litigation relating to the Transaction that could be instituted against Parent and Merger Sub, the Company or their respective directors, managers or officers, including the effects of any outcomes related thereto; (vi) the risk that disruptions from the Transaction will harm the Company’s business, including current plans and operations; (vii) the ability of the Company to retain and hire key personnel; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction; (ix) continued availability of capital and financing and rating agency actions; (x) legislative, regulatory and economic developments affecting the Company’s business; (xi) general economic and market developments and conditions; (xii) potential business uncertainty, including changes to existing business relationships, during the pendency of the Transaction that could affect the Company’s financial performance; (xiii) certain restrictions during the pendency of the Transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiv) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as the Company’s response to any of the aforementioned factors; (xv) significant transaction costs associated with the Transaction; (xvi) the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xvii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction, including in circumstances requiring the Company to pay a termination fee or other expenses; (xviii) competitive responses to the Transaction; and (xix) the risks and uncertainties pertaining to the Company’s business, including those set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by the Company with the SEC. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on the Company’s financial condition, results of operations, credit rating or liquidity. These forward-looking statements speak only as of the date they are made, and the Company does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information and Where to Find It

In connection with the Transaction by and among the Company, a Delaware corporation, Parent, a Delaware limited liability company, and Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent, this communication is being made in respect of the pending merger involving the Company and Parent. The Company will file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”) relating to its special meeting of stockholders and may file or furnish other documents with the SEC regarding the pending merger. When completed, a definitive version of the Proxy Statement will be mailed to the Company’s stockholders. This document is not a substitute for the proxy statement or any other document which the Company may file with the SEC. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT REGARDING THE PENDING MERGER AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PENDING MERGER AND RELATED MATTERS.

The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to the Company’s stockholders. The Company’s stockholders may obtain free copies of the documents the Company files with the SEC from the SEC’s website at www.sec.gov or through the Investor Relations portion of the Company’s website at https://ir.meridianlink.com/overview/default.aspx under the link “Financials & Filings” and then under the link “SEC Filings” or by contacting the Company’s Investor Relations by e-mail at InvestorRelations@MeridianLink.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Transaction. Information regarding the Company’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement for the 2025 annual meeting of stockholders, which was filed with the SEC on April 23, 2025 (the “2025 Annual Meeting Proxy Statement”), and will be available in the Proxy Statement. To the extent holdings of the Company’s securities by such directors or executive officers (or the identity of such directors or executive officers) have changed since the information set forth in the 2025 Annual Meeting Proxy Statement, such information has been or will be reflected on the Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the interests of the Company’s directors and executive officers in the Transaction will be included in the Proxy Statement if and when it is filed with the SEC. You may obtain free copies of these documents using the sources indicated above. These documents and the other SEC filings described in this paragraph may be obtained free of charge as described above under the heading “Additional Information and Where to Find It.”

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1*	Agreement and Plan of Merger, by and among Parent, Company and Merger Sub, dated August 11, 2025.

10.1	Form of Support Agreement, by and among the Merger Sub, Parent and the stockholders party thereto.

99.1**	Press Release, dated August 11, 2025.

104	Cover Page Interactive Data file (embedded within the Inline XBRL document).

*

All schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

**	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIDIANLINK, INC.

By:	/s/ Elias Olmeta
Name:	Elias Olmeta
Title:	Chief Financial Officer

Dated: August 11, 2025

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ML HOLDCO, LLC,

ML MERGER SUB, INC.

and

MERIDIANLINK, INC.

Dated as of August 11, 2025

i

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	43

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 11, 2025, by and among: ML Holdco, LLC, a Delaware limited liability company (“Parent”); ML Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and MeridianLink, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.1.

RECITALS

A.	The Company’s outstanding capital stock consists of shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”).

B.

Upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation (the “Surviving Corporation”).

C.

The Board of Directors of the Company (the “Company Board”) has unanimously (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), (ii) determined that the Transactions, including the Merger, are in the best interests of the Company and its stockholders and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Stockholder Meeting.

D.

Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, (i) Centerbridge Capital Partners IV L.P. (the “Guarantor”) is entering into a guarantee in favor of the Company (the “Guarantee”) with respect to certain of the obligations of Parent and Merger Sub under this Agreement, (ii) the Guarantor is entering into an equity financing commitment letter in favor of Parent (the “Equity Commitment Letter”), pursuant to which the Guarantor has committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein, and (iii) Parent has delivered the Debt Commitment Letter.

E.

Concurrently with the delivery of this Agreement and as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the Company stockholders (the “Supporting Stockholders”) have entered into support agreements with the Company, Parent and Merger Sub, substantially in the form attached hereto as Exhibit A, pursuant to which, among other things, the Supporting Stockholders have agreed to vote in favor of the transaction contemplated by this Agreement (the “Support Agreements”).

F.	The Board of Directors of Parent has, on the terms and subject to the conditions set forth herein, approved, adopted and declared advisable this Agreement and the Transactions, including the Merger.

G.

The Board of Directors of Merger Sub has declared that, on the terms and subject to the conditions set forth herein, this Agreement and the Transactions, including the Merger, are advisable and in the best interests of Merger Sub and its sole stockholder, and has approved and adopted this Agreement and the Transactions, including the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing substantive terms not less restrictive in any material respect to the counterparty thereto than the terms of the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making of an Acquisition Proposal or otherwise contain any standstill or similar provision). Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement for all purposes of this Agreement to the extent such existing confidentiality agreement would otherwise satisfy the definition hereof.

“Acquired Companies” means the Company and its Subsidiaries, collectively.

“Acquisition Inquiry” means an inquiry, proposal, indication of interest or request for information from a Third Party that could reasonably be expected to result in an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer from a Third Party relating to (i) the acquisition, directly or indirectly, of twenty percent (20%) or more of the outstanding shares of Company Common Stock by any Third Party, (ii) any merger, consolidation, business combination, reorganization, sale of assets, recapitalization, liquidation, dissolution or other similar transaction or series of related transactions that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary of the Company) representing, directly or indirectly, twenty percent (20%) or more of the fair market value of the assets of the Acquired Companies, taken as a whole, (iii) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of the outstanding shares of Company Common Stock (or instruments convertible into or exchangeable for twenty percent (20%) or more of such outstanding shares), (iv) any merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction or series of related transactions involving the Company that, if consummated, would result in the stockholders of the Company immediately preceding such transaction holding, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing less than eighty percent (80%) of the voting power of the surviving or resulting entity, or (v) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, provided that, the Supporting Stockholders shall not be deemed to be an “Affiliate” of the Company or any of its Subsidiaries; provided, that, for the purposes of Section 5.5 but subject to Schedule 1.1(a), Parent and Merger Sub and their respective Subsidiaries shall not be considered an Affiliate of any portfolio company (other than Parent, Merger Sub and their respective Subsidiaries) or investment fund (excluding investment funds focused on private equity) managed by Centerbridge Partners, L.P. or any of its affiliates, nor shall any portfolio company (other than Parent, Merger Sub and their respective Subsidiaries) or investment fund (excluding investment funds focused on private equity) managed by Centerbridge Partners, L.P. or any of its affiliates, be considered to be an Affiliate of Parent, Merger Sub or any of their respective Subsidiaries.

“Anti-Money Laundering Laws” means the applicable anti-money laundering statutes, and the regulations thereunder, of any jurisdiction in which the Company or any of its Subsidiaries conducts business or is located, including, without limitation, the US Money Laundering Control Act of 1986, the Bank Secrecy Act of 1970, and the USA PATRIOT Act of 2001 and their implementing regulations.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914 and all other applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation Laws or Orders.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or obligated by applicable Law to close.

“Bylaws” means the Amended and Restated By-Laws of the Company, as in effect as of the date hereof, including any amendments thereto.

“Channel Partners” means those Persons engaged by the Company and its Subsidiaries for the distribution and/or resale of technology, products and/or services of the Company and/or its Subsidiaries, including value-added resellers, value-added distributors, original equipment manufacturers and other third-party distributors or resellers.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Benefit Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject thereto, (ii) each employment, severance, retention or change in control contract, plan, arrangement or policy and (iii) each other material plan or arrangement providing for benefits or compensation (including variable cash compensation and commissions), bonuses, profit-sharing, stock options or other stock or stock-related rights or other forms of incentive or deferred compensation, health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits or post -employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than any such contract, plan, arrangement or policy that is statutorily mandated and maintained by a Governmental Entity in a non-U.S. jurisdiction, which, in each case of clauses (i) through (iii), is sponsored, maintained, administered or contributed to by the Company or any Subsidiary of the Company, including for the benefit of any current or former employee, director or consultant of the Company or any Subsidiary of the Company, or under or with respect to which the Company or any Subsidiary of the Company has any current or contingent liability or obligation.

“Company Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as in effect as of the date hereof, including any amendments thereto.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to or simultaneously with the execution of this Agreement.

“Company Equity Award” means each Company Option and Company RSU.

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan, including any amendments thereto in accordance with its terms.

“Company Material Adverse Effect” means any Effect, that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) has had or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole or (ii) would reasonably be expected to prevent, materially impair or materially delay the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or consummate the Merger or the transactions contemplated by this Agreement; provided, however, that with respect to the foregoing clause (i) only, none of the following (alone or in combination) shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(A) the execution, announcement or performance of this Agreement or the pendency or consummation of the Merger or the other transactions contemplated by this Agreement (including any loss of or adverse change in the relationship of the Acquired Companies with their respective investors, contractors, lenders, customers, Channel Partners, technology and other partners, suppliers, vendors, Governmental Entities or other Third Parties related thereto, in each case, which resulted directly and solely from the execution, announcement, performance or pendency of this Agreement); provided that this clause (A) shall not apply with respect to Section 3.3 and Section 3.4 or any other representation or warranty contained in this Agreement the purpose of which is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (including the Merger) or the performance of obligations under this Agreement;

(B) the identity of Parent or any of its Affiliates as the acquiror of the Company;

(C) any change in economic, market, business, financial, commodity, credit, debt, securities, derivatives or capital market conditions in the United States or in any other country or region in the world, including inflation, labor shortages, interest rates, foreign exchange or exchange rates, tariffs, trade wars and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any security exchange or over-the-counter market;

(D) general conditions in any industry in which the Acquired Companies operate;

(E) any changes in GAAP or other accounting standards (or the enforcement or interpretation thereof) after the date hereof;

(F) any changes or proposed changes in applicable Law (or the enforcement or interpretation thereof) after the date hereof, including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or the enforcement or interpretation thereof) by any Governmental Entity after the date hereof;

(G) the taking of any action, or refraining from taking any action, in each case, to which Parent has expressly approved, consented to or requested in writing following the date hereof;

(H) any Transaction Litigation or any demand or Legal Proceeding for appraisal or the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

(I) any outbreak, continuation or escalation of acts of terrorism, hostilities, sabotage or war, (whether or not declared, including the Russian-Ukrainian and Israeli-Palestinian conflicts, and escalations and effects thereof), hurricanes, volcanoes, tornados, floods, earthquakes, tsunamis, mudslides, weather-related events, epidemics, pandemics (including COVID-19), plagues, other outbreaks of illness or public health events, fires or natural or man-made disaster or act of God, including any worsening of such conditions existing as of the date hereof;

(J) the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation;

(K) any failure by the Company to meet, or changes to, internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings, cash flow or any other financial or performance measures (whether made by the Company or any Third Parties), any change in the Company’s credit ratings, or any change in the price or trading volume of shares of the Company Common Stock (it being understood that the underlying causes of such failures or changes in this clause (K) may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such underlying cause would otherwise be excepted by this definition); or

(L) any computer hacking, data breaches, ransom-ware, cybercrime or cyberterrorism (including by a nation-state or nation state-sponsored threat actor) effecting or impacting, or outage of or termination by a web hosting platform or data center provider providing services to, the Company or any of its Subsidiaries or their respective businesses; or

provided that, in each of the foregoing clauses (C), (D), (E), (F), (K) and (L), such effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect has a disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared to other participants in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Option” means each outstanding option (whether vested or unvested) to purchase shares of Company Common Stock from the Company, whether granted under the Company Stock Plan or otherwise (other than options to purchase shares of Company Common Stock granted under the Company ESPP).

“Company Return” means any income or other material Tax Return of the Company or any of its Subsidiaries.

“Company RSU” means each outstanding restricted stock unit award with respect to Company Common Stock, whether granted under the Company Stock Plan or otherwise, whose vesting as of immediately prior to the Effective Time is conditioned solely on service-based vesting conditions.

“Company Stock Plan” means the Company’s 2021 Stock Option and Incentive Plan, including any amendments thereto in accordance with its terms.

“Company Termination Fee” means an amount equal to $47,700,000.

“Confidentiality Agreement” means that certain confidentiality agreement between the Company and an affiliate of Centerbridge Partners, LP, dated as of June 18, 2025.

“Contract” means any legally binding agreement, contract, subcontract, lease, instrument, bond, mortgage, indenture, license or sublicense, or other legally binding commitment.

“COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any related or associated epidemics, pandemics or disease outbreaks.

“Debt Commitment Letter” means the debt commitment letter, dated as of the date of this Agreement, between Parent and the Financing Sources party thereto (together with all annexes, exhibits, schedules and other attachments thereto and as amended, restated, amended and restated, supplemented, replaced, substituted, waived or otherwise modified in accordance with its terms and to the extent permitted by, and in accordance with, Section 5.6).

“Effect” means any event, change, effect, occurrence, condition, state of facts, circumstance or development.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Law” means all applicable Laws concerning pollution, human health or safety (to the extent relating to exposure to Hazardous Substances) or protection of natural resources or the environment, including any such Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of, or exposure to, any Hazardous Substances.

“Environmental Permits” means all Governmental Authorizations required to be obtained by the Acquired Companies under applicable Environmental Law in connection with their respective businesses.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any Subsidiary of the Company.

“Ex-Im Laws” means all U.S. and non-U.S. Laws and Orders relating to export, reexport, transfer, retransfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Financing Sources” means, collectively, the entities who have committed to provide or arrange the Debt Financing and any Person that provides, or has entered into, or in the future enters into, any Contract (including any Financing Agreement) with Parent or any of its Affiliates in connection with, or that is otherwise acting as a lender, arranger, bookrunner, manager, agent or any other similar capacity in respect of, all or any part of the Debt Financing or any other debt financing in connection with the transactions contemplated hereby including the parties to the Debt Commitment Letter, any engagement letters, joinder agreements, indentures, credit agreements or incremental facility amendments entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and Representatives and the respective successors and assigns of each of the foregoing.

“Foreign Investment Laws” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in domestic equities, securities, entities, assets, land or interests.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Entity, or of which such Person has the benefit under any applicable Law.

“Governmental Entity” means any applicable national, supranational, federal, territorial, domestic, state or local governmental authority (including any government and any governmental agency, instrumentality, tribunal or commission, arbitrator or arbitral body (public or private) or any subdivision, department or branch of any of the foregoing) or body legally entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature.

“Hazardous Substance” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, including petroleum, petroleum-containing product or petroleum byproducts, asbestos or asbestos-containing material, per- and polyfluoroalkyl substances and polychlorinated biphenyls, or any other material, substance or waste which is listed or regulated, or for which liability or standards of conduct may be imposed, under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person and without duplication, any of the following monetary liabilities or obligations: (i) indebtedness for borrowed money (other than letters of credit, surety bonds or bank guarantees); (ii) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities for reimbursement of any obligor on letters of credit, banker’s acceptances, surety bonds or similar instruments, in each case solely to the extent funds have been drawn and are payable thereunder; (iv) liabilities pursuant to leases required to be capitalized under GAAP; (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates as (in each case calculated on a net basis (which may be positive or negative) as of the Closing Date); (vi) any deferred acquisition purchase price or “earn-out” agreements related to past acquisitions (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (vii) all guarantees of the obligations of other Persons described in clauses (i) through (vi) above; and (viii) all obligations of other Persons described in clauses (i) through (vii) above secured by any Lien on property of such Person; provided that Indebtedness shall not include (A) accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business, (B) liabilities or obligations solely between the Company and any wholly-owned Subsidiary or solely between any wholly-owned Subsidiaries and (C) operating leases. For the avoidance of doubt, Taxes shall not constitute “Indebtedness.”

“Knowledge”, whether or not capitalized, or any similar expression used with respect to the Company, means the actual knowledge, assuming reasonable inquiry of such individual’s direct reports primarily responsible for such matters, of those individuals listed in Section 1.1(a) of the Company Disclosure Schedule.

“Law” means any statute, law (including common law), regulation, rule, ordinance, act, Order or code issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any suit, claim, action, lawsuit, litigation, arbitration, charge, complaint, cause of action, demand, inquiry, investigation, audit, arbitration or other legal proceeding brought by or before any Governmental Entity, mediator or arbitrator or arbitration panel.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, license, security interest or encumbrance restriction in respect of such property or asset.

“made available to Parent” means that such information, document or material was: (i) publicly available on the SEC EDGAR database prior to the execution of this Agreement; (ii) delivered by or on behalf of the Company to Parent or Parent’s Representatives via electronic mail or in hard copy form prior to the execution of this Agreement; or (iii) made available for review by Parent or Parent’s Representatives prior to the execution of this Agreement in the “Project Catalyst” virtual “data room” hosted by Datasite and maintained by or on behalf of the Company in connection with the Merger.

“Most Recent Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2025 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2025.

“NYSE” means the New York Stock Exchange.

“Order” means any writ, judgment, injunction, consent, award, ruling, order or decree of or by any Governmental Entity.

“Organizational Documents” means, with respect to any Entity, (i) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, bylaws and similar organizational documents, (ii) if such Entity is a limited liability company, such Entity’s certificate or articles of formation or organization and operating agreement or limited liability company agreement, and (iii) for any other form of Entity, the organizational documents of such Entity, in each case, as amended and/or amended and restated.

“Parent Material Adverse Effect” means, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent or Merger Sub of any of their respective obligations under this Agreement or the consummation by Parent or Merger Sub of the Merger or the other transactions contemplated by the Transaction Documents.

“Permitted Liens” means (i) Liens disclosed on the Most Recent Balance Sheet, (ii) Liens for Taxes, assessments, utilities or other governmental charges or levies that are (A) not yet due and payable (or are due and payable without penalty) or (B) being contested in good faith and by appropriate proceedings and for which reserves have been established to the extent required by GAAP, (iii) customary interests of lessors and sublessors of any leased properties and other statutory Liens in favor of lessors and sublessors, (iv) easements, rights of way and other imperfections of title or encumbrances of record that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (v) requirements and restrictions of zoning, building and other laws which are not violated by the current use or occupancy of such property, (vi) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension programs and similar obligations, (vii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business that are (A) not yet due and payable (or are due and payable without penalty) or (B) being contested in good faith and by appropriate proceedings and for which reserves have been established to the extent required by GAAP, (viii) nonexclusive licenses and sublicenses of Intellectual Property granted in the ordinary course of business, (ix) Liens permissible under any applicable loan agreements or indentures, (x) Liens that do not materially adversely affect the use of or impair the value of the asset or property subject to such Liens, (xi) any Lien incurred in the ordinary course of business since the date of the Most Recent Balance Sheet, (xii) any Liens that would be discharged or released at or prior to the Closing, and (xiii) any Lien securing capital lease obligations or purchase money debt.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Real Property Lease” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any of its Subsidiaries holds any Company Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Representatives” means, with respect to any Person, the directors, officers, employees, advisors, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting solely in such capacity (and excluding, for the avoidance of doubt, with respect to the Company and its Subsidiaries, any Channel Partners).

“Sanctioned Country” means any country or region or government thereof that is, or has been since April 24, 2019, the subject or target of Sanctions or a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of Sanctions or restrictions under Trade Control Laws including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other sanctions- or export-related restricted party list maintained by OFAC, the U.S. Department of Commerce Bureau of Industry and Security (“BIS”) or the U.S. Department of State; (ii) any Person located, organized or resident in, or a national of, a Sanctioned Country; or (iii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i) or (ii).

“Sanctions” means all U.S. and non-U.S. Laws and Orders relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC, BIS, or the U.S. Department of State), His Majesty’s Treasury of the United Kingdom, the European Union and the United Nations Security Council.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting securities or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all of the references to “twenty percent (20%) or more” and “less than eighty percent (80%)” included in the definition of Acquisition Proposal being replaced with references to “more than fifty percent (50%”) or less than fifty percent (50%), respectively) by a Third Party not solicited in material violation of Section 5.2 that the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and taking into consideration, among other things, any legal, regulatory and financing aspects of the proposal (including the sources of and terms of financing, market conditions, the form of consideration, termination fees, expense reimbursement provisions, the timing of and conditions of closing and certainty of closing) and the identity of the Person making the proposal and other aspects of such Acquisition Proposal and this Agreement that the Company Board (or a committee thereof) deems relevant (in each case taking into account any revisions to this Agreement, the Guarantees and the Equity Commitment Letter made in writing by Parent prior to the time of determination pursuant to Section 5.3(b)), (A) would result in a transaction more favorable, from a financial point of view, to the holders of shares of Company Common Stock (in their capacity as such) than the Transactions and (B) is fully financed or reasonably capable of being fully financed and reasonably likely to be consummated in accordance with its terms.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, assessment, charge, duty, fee, levy, or similar governmental charge in the nature of a tax, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any taxing authority.

“Tax Return” means any return, report, statement, notice, election or other written statement filed or required to be filed with a Taxing Authority with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means any Governmental Entity responsible for the imposition of any Tax.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act), other than the Company, Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” means this Agreement, the Guarantee, the Equity Commitment Letter, the Support Agreements and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by this Agreement.

“Transaction Litigation” means any claim, demand or Legal Proceeding (including any class action or derivative litigation) asserted, commenced or threatened by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any of the other Transactions (including any such claim or Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company), or alleging or asserting any misrepresentation or omission in the Proxy Statement or any other related SEC filings by the Company, other than any Legal Proceedings among the parties or with the Financing Sources related to this Agreement, the Guarantees or the Financing Commitments, in each case, other than any Legal Proceeding solely among the parties hereto or their respective Affiliates.

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Union” means any labor union, trade union, works council, or similar employee representative body that, pursuant to applicable law, represents employees of the Company or any of its Subsidiaries in collective bargaining or other employment-related matters.

“Unvested Company RSU” means each Company RSU that is not a Vested Company RSU.

“Vested Company RSU” means each Company RSU that is vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the Transactions.

“WARN” means the United States Worker Adjustment and Retraining Notification Act of 1988 and any similar Laws.

“Willful and Material Breach” means a material breach that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such act would cause or constitute such material breach.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(a)
Alternative Debt Financing	Section 5.6(d)
Alternative Debt Financing Agreements	Section 5.6(d)
Alternative Debt Financing Commitment	Section 5.6(d)
Anti-Corruption Laws	Section 3.13(a)
Appraisal Shares	Section 2.8(c)
BIS	Section 1.1(a)
Book Entry Share	Section 2.5(a)(i)

Term	Section
Capitalization Date	Section 3.5(a)
Cash Replacement RSU Amounts	Section 2.7(c)
Centerview	Section 3.24
Certificate of Merger	Section 2.3
Change in Recommendation	Section 5.3(a)
Closing	Section 2.3
Closing Date	Section 2.3
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.2(b)
Company Common Stock	Recitals
Company Intellectual Property	Section 3.20(i)(i)
Company Preferred Stock	Section 3.5(a)
Company Leased Real Property	Section 3.22(b)
Company Related Parties	Section 7.3(b)
Company SEC Documents	Section 3.7(a)
Company Securities	Section 3.5(c)
Company Stock Certificate	Section 2.5(a)(i)
Compensation Committee	Section 5.11
Continuing Employee	Section 5.10(a)
Copyrights	Section 3.20(i)(ii)(C)
Current Premium	Section 5.12(a)
Debt Fee Letters	Section 4.8(a)
Debt Financing	Section 4.8(a)
Debt Financing Commitment	Section 4.8(a)
Delaware Courts	Section 8.5
DGCL	Recitals
Effective Time	Section 2.3
End Date	Section 7.1(b)
Equity Commitment Letter	Recitals
Equity Financing	Section 4.8(a)
Excluded Shares	Section 2.5(a)(i)
Financing	Section 4.8(a)
Financing Agreements	Section 5.6(b)
Financing Commitments	Section 4.8(a)
Gen AI Technology	Section 3.21
In-the-Money Company Option	Section 2.7(a)
Indemnified Party	Section 5.12(b)
Indemnified Party Proceeding	Section 5.12(b)
Intellectual Property	Section 3.20(i)(ii)
Intervening Event	Section 5.3(b)(ii)
Intervening Event Notice	Section 5.3(b)(ii)
IT Systems	Section 3.20(h)
Labor Agreement	Section 3.14(a)(ix)

Term	Section
Marks	Section 3.20(i)(ii)(B)
Material Contract	Section 3.14(b)
Merger	Recitals
Merger Consideration	Section 2.5(a)(i)
Merger Sub	Preamble
OFAC	Section 1.1(a)
Open Source Software	Section 3.20(i)(iii)
Option Payments	Section 2.7(a)
Parent	Preamble
Parent Related Parties	Section 7.3(d)
Parent Termination Fee	Section 7.3(c)
Parent Welfare Plan	Section 5.10(c)
Patents	Section 3.20(i)(ii)(A)
Paying Agent	Section 2.6(a)
Payoff Indebtedness	Section 5.17
Payoff Indebtedness Amount	Section 5.17
Payoff Letters	Section 5.17
Personal Information	Section 3.23
Required Amount	Section 4.8(c)
Required Financial Information	Section 5.6(e)(iii)
Solvent	Section 4.9
Superior Proposal Notice	Section 5.3(b)(i)
Support Agreements	Recitals
Supporting Stockholders	Recitals
Surviving Corporation	Recitals
Third Party Rights	Section 3.20(c)
Trade Control Laws	Section 3.13(b)
Trade Secrets	Section 3.20(i)(ii)(D)
Vested RSU Payments	Section 2.7(b)

ARTICLE 2

THE MERGER; EFFECTIVE TIME

Section 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation.

Section 2.2. Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of the Company and Merger Sub, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided in the DGCL.

Section 2.3. Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210 as soon as practicable following (but in any event within three (3) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) (the date on which the Closing occurs, the “Closing Date”). The parties intend that the Closing shall be effected, to the extent practicable, by conference call and the electronic delivery of documents to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing. Subject to the provisions of this Agreement, Parent and the Company shall cause a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) to be duly executed and delivered to the Secretary of State of the State of Delaware for filing in accordance with the relevant provisions of the DGCL, as soon as practicable on the Closing Date, and shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective upon the date and time of the filing and acceptance of such Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 2.4. Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a) the Certificate of Incorporation of the Company shall be amended and restated in its entirety as of the Effective Time to read in its entirety as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that all references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name as “MeridianLink, Inc.” and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until, subject to Section 5.12(b), thereafter amended in accordance with its terms and as provided by applicable Law;

(b) the Bylaws of the Company shall be amended and restated as of the Effective Time to read in their entirety as the bylaws of the Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name as “MeridianLink, Inc.” and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until, subject to Section 5.12(b), thereafter amended in accordance with their terms and as provided by applicable Law; and

(c) (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent a letter executed by each director of the Company effectuating his or her resignation as a member of the Board of Directors, to be effective as of the Effective Time.

Section 2.5. Conversion of Company Common Stock.

(a) Subject to Section 2.8, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:

(i) Each share of Company Common Stock (other than (i) shares of Company Common Stock (a) held in the treasury of the Company, or (b) that immediately prior to the Effective Time were owned by Parent or Merger Sub or any of their direct or indirect Subsidiaries (collectively, the “Excluded Shares”), and (ii) Appraisal Shares) shall be automatically canceled and converted into the right to receive an amount in cash equal to $20.00 (the “Merger Consideration”), without interest. At the Effective Time, all of the shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each certificate (a “Company Stock Certificate”) formerly representing any of such shares (other than Excluded Shares or Appraisal Shares) and each non-certificated share represented by book entry (a “Book Entry Share”) (other than Excluded Shares or Appraisal Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest, to be paid upon surrender of such Company Stock Certificate or Book Entry Share in accordance with Section 2.6.

(ii) Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii) At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) If between the date hereof and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification or recapitalization, then the consideration into which each share of Company Common Stock is converted in the Merger shall be equitably adjusted proportionally to reflect the change and to provide holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such change; provided that nothing in this Section 2.5(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.6. Payment for Company Common Stock.

(a) At or substantially concurrent with the Effective Time, (i) Parent shall appoint the Company’s transfer agent to act as paying agent (or such other nationally recognized paying agent agreed to between Parent and the Company) with respect to the Merger (the “Paying Agent”), and (ii) Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash amounts sufficient to enable the Paying Agent to make payments of the aggregate Merger Consideration payable pursuant to Section 2.5 to holders of shares of Company Common Stock outstanding immediately prior to the Effective Time. Such fund shall not be used for any purpose other than as expressly set forth in this Agreement. Pending its disbursement in accordance with this Section 2.6, such fund may be invested by the Paying Agent as directed by Parent in short-term direct obligations of the United States of America or short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income from such investments shall become part of the funds held by the Paying Agent for purposes of paying the Merger Consideration. To the extent that such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments.

(b) Promptly after the Effective Time, and in any event no later than two (2) Business Days after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock (other than the shares of Company Common Stock to be cancelled in accordance with Section 2.5(a)(i)) a form of letter of transmittal (mutually approved by Parent and the Company) and instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares previously representing such Company Common Stock in exchange for payment therefor. Parent shall ensure that, upon surrender to the Paying Agent of each such Company Stock Certificate or Book Entry Share (or affidavits of loss in lieu of the Company Stock Certificate pursuant to Section 2.6(d)), together with a properly executed letter of transmittal, the holder of such Company Stock Certificate or Book Entry Share (or, under the circumstances described in Section 2.6(e), the transferee of the Company Common Stock previously represented by such Company Stock Certificate or Book Entry Share) shall promptly receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Company Stock Certificate or Book Entry Share pursuant to Section 2.5. Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Company Stock Certificate or Book Entry Share.

(c) On or after the first (1st) anniversary of the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to the Surviving Corporation any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Company Stock Certificates or Book Entry Shares in accordance with this Section 2.6, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of their Company Stock Certificates or Book Entry Shares. Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or Book Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

(d) If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed (or such other replacement requirements reasonably established by the Paying Agent), Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Company Stock Certificate the cash amount payable in respect thereof pursuant to this Agreement.

(e) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Company Common Stock to a transferee of such Company Common Stock if the Company Stock Certificate (if applicable) previously representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

(f) At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate, which shares were outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration in accordance with this Section 2.6, is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 2.6.

(g) Parent and the Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with any payments hereunder with respect to Company Common Stock.

(h) Notwithstanding anything in this Agreement to the contrary, each of the Surviving Corporation, Parent and Merger Sub and their respective Affiliates and agents shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from any cash amounts payable pursuant to this Agreement to any holder of shares of Company Common Stock, In-the-Money Company Options or Vested Company RSUs, Taxes as it is required by applicable Law to deduct and withhold. Parent shall use commercially reasonable efforts to cooperate with the Company and such holders to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and such holders reduction of or relief from any such deduction or withholding. To the extent that any Taxes are so deducted or withheld and timely paid over to the appropriate Governmental Entity, such deducted and withheld Taxes shall be treated for purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or Company Equity Awards, as applicable, in respect of which such deduction and withholding was made.

Section 2.7. Company Equity Awards; Company ESPP.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each Company Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time and has a per share exercise price that is less than the Merger Consideration (each, an “In-the-Money Company Option”) shall fully vest, be cancelled as of the Effective Time and, in exchange therefore, each such holder of any such In-the-Money Company Option shall have the right to receive, without interest and subject to deduction for any required withholding under applicable Tax Law, an amount in cash equal to (i) the aggregate number of shares of Company Common Stock underlying such In-the-Money Company Option as of immediately prior to the Effective Time, multiplied by (ii) the excess of the Merger Consideration over the per share exercise price of such In-the-Money Company Option (the “Option Payments”). From and after the Effective Time, the holder of any canceled In-the-Money Company Option shall only be entitled to receive the Option Payment in respect of such canceled In-the-Money Company Options. Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each Company Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time and has a per share exercise price that is equal to or greater than the Merger Consideration shall be cancelled as of the Effective Time for no consideration.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each Vested Company RSU that is outstanding as of immediately prior to the Effective Time shall be cancelled as of the Effective Time and, in exchange therefor, each such holder of any such Vested Company RSU shall have the right to receive, without interest and subject to deduction for any required withholding under applicable Tax Law, an amount in cash equal to (i) the aggregate number of shares of Company Common Stock underlying such Vested Company RSU as of immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration(the “Vested RSU Payments”). From and after the Effective Time, the holder of any canceled Vested Company RSU shall only be entitled to receive the Vested RSU Payment in respect of such canceled Vested Company RSU.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, each outstanding Unvested Company RSU shall be cancelled as of the Effective Time and replaced with a right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to (i) the Merger Consideration, multiplied by (ii) the aggregate number of shares of Company Common Stock subject to such Unvested Company RSUs as of immediately prior to the Effective Time (the “Cash Replacement RSU Amounts”), which Cash Replacement RSU Amounts will, subject to the holder’s continued service with Parent or its Subsidiaries (including, following the Effective Time, the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSUs for which such Cash Replacement RSU Amounts were exchanged would have vested and been payable pursuant to their terms. All Cash Replacement RSU Amounts will have the same terms and conditions (including with respect to vesting) as applied to the Unvested Company RSU for which they were exchanged, except for terms rendered inoperative by reason of the consummation of the transactions contemplated herein or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement RSU Amounts.

(d) As soon as practicable following the date hereof (and in any event within five (5) Business Days after the date hereof), the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions and take such other actions necessary or as may be required under the Company ESPP or applicable Law to: (i) amend and suspend the Company ESPP such that, except for the Offering (as defined in the Company ESPP) under the Company ESPP in effect as of the date hereof, no additional Offering shall be authorized or commenced between the date of this Agreement and the Effective Time, (ii) provide that no participant in the Company ESPP may increase such participant’s rate of payroll deductions in effect as of the date of this Agreement or to make separate non-payroll contributions on or following the date of this Agreement (provided that, for the avoidance of doubt, participants shall be entitled to withdraw from the Company ESPP in accordance with the terms of the Company ESPP as in effect as of the date of this Agreement), (iii) provide that only participants in the Company ESPP as of the date of this Agreement may continue to participate in the Company ESPP after the date of this Agreement and that no new participants will commence participation in the Company ESPP after the date of this Agreement, (iv) provide that the Company ESPP shall terminate in its entirety, subject to and as of the Effective Time and no further rights shall be granted or exercised under the Company ESPP thereafter, and (v) provide that each Company ESPP participant’s accumulated contributions under the Company ESPP shall be refunded to the applicable participant in accordance with the terms of the Company ESPP.

(e) As soon as practicable following the date hereof (and in any event within five (5) Business Days after the date hereof), the Company Board (or, if applicable, any committee thereof administering the Company Stock Plan and the Company ESPP) shall adopt such resolutions and take any and all such other actions as are necessary to (i) effect the treatment of the Company Equity Awards and the Company ESPP upon the Effective Time pursuant to, or otherwise to give effect to, foregoing provisions of this Section 2.7 and (ii) terminate the Company Stock Plan and the Company ESPP, in each case, as of the Effective Time (but subject to the consummation of the Merger). Prior to the Effective Time, the Company shall provide Parent with evidence that such actions set forth in this Section 2.7 were completed. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, funds sufficient to pay the aggregate amount payable to the holders of Company Equity Awards pursuant to the provisions of this Section 2.7 to an account or accounts identified by the Company prior to the Effective Time. The payments with respect to any Company Equity Awards pursuant to the provisions of this Section 2.7 shall, except as may otherwise be required with respect to Company Equity Awards by Section 409A of the Code, be made by the Surviving Corporation at, or within five (5) Business Days of, the Effective Time, without interest. All payments with respect to Company Equity Awards pursuant to this Section 2.7 shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.6(h), if required under applicable Tax Law.

Section 2.8. Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that constitute Appraisal Shares shall not be converted into the right to receive the Merger Consideration, and each holder of Appraisal Shares shall be entitled only to receive such consideration as is determined to be due with respect to such Appraisal Shares pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise waive, withdraw or lose such holder’s right to appraisal under Section 262 of the DGCL, then (i) the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease, and (ii) such Appraisal Shares shall be deemed to have been converted as of the Effective Time into and have become exchangeable only for the right to receive (upon the surrender of the Company Stock Certificate(s) or Book Entry Shares previously representing such Appraisal Shares) the Merger Consideration, without interest and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 2.5.

(b) The Company (i) shall provide to Parent prompt notice of any written demand by any stockholder of the Company for appraisal of such holder’s Company Common Stock, any written withdrawal of any such demand, and any other instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand and (ii) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. The Company shall not make any payment with respect to any demands for appraisal or offer to settle or settle any such demands for appraisal without the written consent of Parent.

(c) For purposes of this Agreement, “Appraisal Shares” shall refer to shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL.

Section 2.9. Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall (in the name of Merger Sub, in the name of the Company or otherwise) take such action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents (other than information that is contained (i) solely in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements, and (ii) in any forward-looking statements in such Company SEC Documents that are of a nature that they speculate about future developments (and not, for the avoidance of doubt, with regard to statements of historical fact)); provided that nothing disclosed in such reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.5 or Section 3.9 or (b) as set forth in the Company Disclosure Schedule (it being agreed that disclosure of any item in any Section or Subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other corresponding Section or Subsection of the Company Disclosure Schedule to which such information is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Certificate of Incorporation and Bylaws of the Company as currently in effect. The Company is not in violation in any material respect of the Charter or the Bylaws.

Section 3.2. Corporate Authorization.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) The Company Board at a duly held meeting has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend the Company adopt this Agreement (the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c) The only votes or actions of holders of capital stock of the Company, or any class or series of capital stock of the Company, necessary to adopt this Agreement is the approval of the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, voting separately as a class (such votes or actions, collectively, the “Company Stockholder Approval”).

Section 3.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any other applicable Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or the rules or regulations of NYSE, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both): (i) result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of the Company or the organizational documents of any of the Company’s Subsidiaries; (ii) assuming compliance with the matters referred to in Section 3.3, result in a violation or breach of any provision of any applicable Law or Order; (iii) require any consent or approval under, violate, result in any breach of or default under, result in the acceleration of any obligation under, or result in termination or give to others any right of termination of, any Material Contract or Real Property Lease; or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 600,000,000 shares of Company Common Stock, and (ii) 50,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on August 7, 2025 (the “Capitalization Date”): (A) 73,993,762 shares of Company Common Stock were issued and outstanding; (B) Company Options to purchase an aggregate of 2,853,225 shares of Company Common Stock were issued and outstanding; (C) an aggregate of 6,953,592 shares of Company Common Stock were subject to outstanding Company RSUs; (D) an aggregate of 18,503,660 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plan; (E) an aggregate of 3,510,103 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP; (F) an aggregate of zero shares of Company Common Stock were held in the treasury of the Company; and (G) zero shares of Company Preferred Stock were issued and outstanding. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock, other than pursuant to the vesting, exercise or settlement of Company Equity Awards outstanding on the Capitalization Date and granted prior to the Capitalization Date and disclosed in the prior sentence.

(b) Section 3.5(b) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a complete and correct list of (i) each outstanding Company Option, including the number of shares of Company Common Stock subject to such Company Option, the name of the holder, the grant and expiration dates, the vesting schedule and current vesting status (including any accelerated vesting terms), the exercise price per share and any early exercise feature and whether such Company Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code, and (ii) each outstanding Company RSU, the number of shares of Company Common Stock subject to such Company RSU, the name of the holder, the grant date and the vesting schedule and current vesting status (including any accelerated vesting terms). Each Company Equity Award grant was made in accordance with the terms of the Company Stock Plan, applicable Law and Section 409A of the Code, and each Company Option’s per share exercise price is equal to or greater than the fair market value of a share of Company Common Stock on the date of grant of such Company Option.

(c) Except as set forth in this Section 3.5 and for changes since the Capitalization Date resulting from the vesting, exercise or settlement of Company Equity Awards outstanding on such date and granted prior to the Capitalization Date and disclosed in Section 3.5(a), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, stock appreciation rights, profit participation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of its Subsidiaries, except as set forth in Section 3.5(c) of the Company Disclosure Schedule. There are no outstanding obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. No Subsidiary of the Company owns any Company Securities.

(d) All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Equity Award will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable, and free of preemptive rights.

(e) Section 3.5(e) of the Company Disclosure Schedule contains a true, correct and complete good faith estimate of all Indebtedness of the Acquired Companies as of the date of this Agreement.

Section 3.6. Subsidiaries.

(a) Section 3.6(a) of the Company Disclosure Schedule lists each of the Company’s Subsidiaries. Except for securities held by the Company in connection with its ordinary course treasury investment activities and investments that are fully impaired, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interest in, any other Person. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company are owned directly or indirectly, beneficially and of record, by the Company, free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable (where such concepts are recognized under applicable Law) and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company. There are no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Subsidiary of the Company.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Subsidiary of the Company: (i) is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted and (ii) is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or similar organizational documents.

Section 3.7. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has made available to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2023 and December 31, 2024, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since December 31, 2023 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2023 (the documents referred to in this Section 3.7(a), together with all amendments thereto, are collectively referred to as the “Company SEC Documents”).

(b) Since December 31, 2022 through the date hereof, the Company has filed with the SEC each report, statement, schedule, form or other document or filing required by applicable Law to be filed by the Company at or prior to the time so required. As of the date hereof, no Subsidiary of the Company is required to file any report, statement, schedule, form or other document with the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), no Company SEC Document filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) As of the date hereof, (i) there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC, and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) Each required form, report and document containing financial statements that has been filed with the SEC by the Company since December 31, 2023 through the date hereof was accompanied by the certifications required to be filed by the Company’s principal executive officer and principal financial officer, as applicable, pursuant to the Sarbanes-Oxley Act and, at the time of filing of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. As of the date hereof, to the Knowledge of the Company, neither the Company, nor any current or former executive officer of the Company, has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date hereof.

Section 3.8. Financial Statements; Internal Controls.

(a) The consolidated financial statements (including any related notes and schedules) of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of certain information and footnotes which are not material individually or in the aggregate), (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Acquired Companies as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein (subject to normal recurring adjustments in the case of any financial statements) and (iv) to the Knowledge of the Company, since December 31, 2022, there has not been any fraud or other intentional wrongdoing that involved any of the management or other employees of the Company who have or have had a role in the preparation of the Company SEC Documents in connection with such preparation or any claim or allegation, whether written or oral, regarding any of the foregoing.

(b) The Company’s system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors, and (iii) any unauthorized use, acquisition or disposition of the Company’s or its subsidiaries’ assets that would materially affect the Company’s financial statements would be prevented or detected in a timely manner. There were no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, identified in the management of the Company’s assessment of internal controls as of and for the year ended December 31, 2024 (nor has any such material weakness been identified since such date through the date hereof).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. Each required form, report and document containing financial statements that has been filed with the SEC by the Company since January 1, 2023 through the date hereof was accompanied by the certifications required to be filed by the Company’s principal executive officer and principal financial officer, as applicable, pursuant to the Sarbanes-Oxley Act and, at the time of filing of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act. As of the date hereof, neither the Company, nor any current or former executive officer of the Company, has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date hereof.

Section 3.9. Absence of Certain Changes. Since the date of the Most Recent Balance Sheet through the date hereof (except in connection with the transactions contemplated by this Agreement), (a) the Acquired Companies have conducted their business in the ordinary course consistent with past practice and (b) there has not been any event, change, occurrence, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the date of the Most Recent Balance Sheet, none of the Acquired Companies has taken any action that, if taken after the date hereof and prior to the Closing Date, would have been a breach of, or required the consent of Parent, under clauses (i), (ii), (v), (vii), (viii), (ix), (x), (xi), (xiii), (xviii), (xx), or, solely with respect to the foregoing clauses, (xxv), of Section 5.1(b).

Section 3.10. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or disclosed in the notes thereto), other than: (a) liabilities or obligations disclosed or provided for in the financial statements of the Company disclosed in the Company SEC Documents; (b) liabilities or obligations incurred in the ordinary course of business since the date of the Most Recent Balance Sheet (none of which relate to any breach of contract, breach of warranty, tort, infringement, misappropriation or other action); (c) or obligations incurred in connection with the transactions contemplated by this Agreement (including the Merger); and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11. Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) there is no, and in the past three (3) years there have been no, Legal Proceeding pending or threated in writing (or, to the Knowledge of the Company, threatened orally) by or against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any present or former officer or director of the Company or any Subsidiary of the Company in such individual’s capacity as such and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding Order. As of the date hereof, there is no pending Legal Proceeding or outstanding Order that challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation, of the Merger or the ability of the Company to perform in all material respects its covenants and obligations pursuant to this Agreement.

Section 3.12. Compliance with Applicable Law.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and, since December 31, 2023, has been, in compliance with all applicable Laws. Neither the Company nor any of its Subsidiaries has received any written (or to the Knowledge of the Company, oral) notice since December 31, 2023 through the date hereof that remains unresolved (i) of any administrative, civil or criminal investigation or material audit by any Governmental Entity relating to the Company or any of its Subsidiaries or (ii) from any Governmental Entity alleging that the Company or any of its Subsidiaries is not in compliance with any applicable Law, except for such notices described in clauses (i) and (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has in effect all Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted and (ii) there have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancelation of, any such Governmental Authorizations.

Section 3.13. Certain Business Practices.

(a) In the past three (3) years, none of the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, (i) any of their respective directors, officers, or employees, nor, (ii) any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries have, directly or indirectly: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made or received any unlawful payment to or from foreign or domestic government officials or employees or to or from foreign or domestic political parties or campaigns; or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any comparable foreign Law, Order or statute (collectively, “Anti-Corruption Laws”).

(b) None of the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, nor, to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries is currently, or has been since April 24, 2019, (a) a Sanctioned Person; (b) engaging in any dealings or transactions with, on behalf of or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (c) otherwise in violation of Sanctions, Ex-Im Laws or Orders or U.S. anti-boycott Laws or Orders (collectively, “Trade Control Laws”).

(c) The Company has not received from any Governmental Entity or any Person any notice, inquiry or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws. There are no pending, threatened in writing or, to the Knowledge of the Company, threatened orally claims against the Company or any of its Subsidiaries with respect to Anti-Corruption Laws or Trade Control Laws.

(d) In the past three (3) years, the operations of the Company and each of its Subsidiaries are and have been conducted in material compliance with applicable financial due diligence, recordkeeping and reporting requirements of all applicable Anti-Money Laundering Laws, and no suit, action or Legal Proceeding by or before any Governmental Entity involving each of the Company or any of its Subsidiaries, with respect to Anti-Money Laundering Laws is ongoing, pending threatened in writing or, to the Knowledge of the Company, threatened orally.

(e) Each of the Company and its Subsidiaries has instituted and maintain policies and procedures designed to promote compliance with Anti-Corruption Laws and Anti-Money Laundering Laws and is in compliance with such policies and procedures.

Section 3.14. Material Contracts.

(a) As of the date hereof, except (i) as filed as exhibits to the Company SEC Documents, (ii) for this Agreement and the other agreements entered into in connection with the transactions contemplated hereby, and (iii) for Company Benefit Plans set forth on Section 3.16(a) of the Company Disclosure Schedule, Section 3.14 of the Company Disclosure Schedule sets forth a list of agreements that the Company or its Subsidiaries are party to or are bound by:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) that is with the twenty-five (25) largest customers of the Acquired Companies (the “Top Customers”), taken as a whole by revenue during the fiscal year ended December 31, 2024 (as determined based on revenue recognized during the applicable time period);

(iii) that is with the twenty-five (25) largest vendors (excluding legal, accounting, tax and similar professional service providers) of the Acquired Companies, taken as a whole, determined on the basis of expenditures, during the fiscal year ended December 31, 2024 (the “Top Suppliers”);

(iv) (A) containing a covenant limiting in any material respect the ability of the Company or any Subsidiary of the Company to compete or engage in any line of business or to compete with any Person in any geographic area, or (B) containing any “most favored nation” or “exclusivity” provisions that is material to the Acquired Companies taken as a whole;

(v) relating to or evidencing indebtedness of the Company or any Subsidiary of the Company in excess of $1,000,000 (excluding, for the avoidance of doubt, intercompany loans solely between the Company and any of its wholly-owned Subsidiaries or solely between or among any wholly-owned Subsidiaries of the Company);

(vi) that is a material license granted by the Company or any Subsidiary of the Company to Company Intellectual Property, other than (A) non-exclusive licenses granted to customers in the ordinary course of business, (B) employee, contractors, and consulting agreements entered into in the ordinary course of business and (C) material contracts set forth in Section 3.14(a)(i);

(vii) that is a material license of Third Party Rights granted to the Company or any Subsidiary of the Company, including that arises out of any material Intellectual Property-related dispute (including any co-existence agreement), other than (A) Contracts for commercially available software involving payments of less than $250,000 annually, (B) employee, contractor, and consulting agreements entered into in the ordinary course of business and (C) material contracts set forth in Section 3.14(a)(i);

(viii) primarily relating to the acquisition, ownership, or development of any material Company Intellectual Property, other than Contracts with shareholders, directors, officers, employees, contractors and other representatives of the Company that assign rights in Intellectual Property from such individuals to one of the Acquired Companies;

(ix) that is a collective bargaining agreement, works council agreement, labor agreement, or other Contract with a Union (each, a “Labor Agreement”);

(x) that is a settlement, conciliation or similar Contract (A) with any Governmental Entity (B) pursuant to which the Company or any Subsidiary will have any material outstanding obligation or restriction after the date of this Agreement or (C) that contains payment obligations of the Company or any of its Subsidiaries in excess of $150,000;

(xi) relating to the disposition or acquisition of assets by the Company or any Subsidiary (A) in the past three (3) years, with a value or purchase price greater than $2,000,000 or (B) pursuant to which any potential earn-out, deferred or contingent payment obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties) or otherwise survive as of the date hereof that would reasonably expected to result in the receipt or making by the Company or any of its Subsidiaries of future payments in excess of $500,000;

(xii) that is a joint venture entity, a legal partnership or similar arrangement (excluding commercial agreements that do not involve the formation of an entity with any third Person);

(xiii) that provides for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company’s standard forms previously Made Available to Parent;

(xiv) that provides for accelerated vesting in connection with a change of control or otherwise in connection with the Merger or the transactions contemplated hereby (including as a result of any termination of employment following a change of control or the Merger);

(xv) that obligates the Company or any Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $500,000; and

(xvi) that represents a Related Party Transaction.

(b) Each Contract of the type described above in this Section 3.14, whether or not set forth in Section 3.14 of the Company Disclosure Schedule, is referred to herein as a “Material Contract”. Except for Material Contracts that have expired or terminated by their terms, as of the date hereof, all of the Material Contracts are (A) valid and binding on the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto, and (B) in full force and effect, except (i) as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity and (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any Subsidiary of the Company has, and, to the Knowledge of the Company, none of the other parties thereto have, breached, violated any provision of, or committed or failed to perform any act under, and no event or condition exists, which (with or without notice, lapse of time or both) would constitute a default under, the provisions of any Material Contract, except in each case for those violations, acts (or failures to act) and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and, as of the date hereof, to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has received written notice of any of the foregoing. No event has occurred or circumstances exist that (with or without notice, lapse of time or both) would constitute such a breach or default pursuant to any Material Contract or permit the termination or modification thereof or permit the acceleration or maturity of performance thereof, by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto, except for immaterial breaches and defaults. Since the date of the Most Recent Balance Sheet, the Company has not received written notice from any Person that such Person intends to modify in any material respect, terminate, or not renew, any Material Contract. The Company has Made Available to Parent a copy of each Material Contract as in effect as of the date hereof that is true and complete, subject to redaction of privileged or competitively sensitive information.

(c) In the past two (2) years, the Company has not received any written or, to the Knowledge of the Company, oral notice from or on behalf of any Top Customer indicating that such Top Customer intends to terminate or, not renew, or materially change the terms of any Material Contract with such Top Customer.

(d) In the past two (2) years, the Company has not received any written or, to the Knowledge of the Company, oral notice that has not been withdrawn or otherwise abandoned, from or on behalf of any Top Supplier indicating that such Top Supplier intends to terminate, or not renew, or materially change the terms of any Material Contract with such Top Supplier.

Section 3.15. Taxes. Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) (i) all Company Returns required to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all applicable Laws, (ii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and owing (whether or not reflected on such Company Return), and (iii) all Company Returns are true, correct, and complete in all material respects;

(b) (i) no deficiencies for Taxes of the Company or any of its Subsidiaries have been assessed or proposed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (ii) there is no Legal Proceeding or audit or other examination currently ongoing, pending or threatened in writing against the Company or any of its Subsidiaries in respect of any Tax and (iii) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that it is or may be subject to taxation by that jurisdiction;

(c) there are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Liens described in clause (ii) of Permitted Liens;

(d) neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code during the two-year period ending on the date of this Agreement;

(e) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any analogous provision of state, local or non-U.S. Law;

(f) (i) neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company or one of its Subsidiaries is or was the common parent) and (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any member of an affiliated group of which the Company or one of its Subsidiaries is or was the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, or by reason of Contract or operation of Law;

(g) there are no Tax sharing agreements (other than customary commercial or financial arrangements entered into in the ordinary course of business, the principal purpose of which does not relate to Taxes), with respect to which the Company or any of its Subsidiaries is a party;

(h) all material amounts of Taxes required to be deducted or withheld by the Company and its Subsidiaries have been deducted and withheld and, to the extent required, have been timely paid to the proper Taxing Authority, and the Company and its Subsidiaries have complied with all related reporting and record-keeping requirements;

(i) the Company is and has always been an association taxable as a corporation for U.S. federal and applicable state and local income Tax purposes;

(j) none of the Company and its Subsidiaries or the Surviving Corporation (or Parent as a result of owning such entities) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) the use of any improper method of accounting or change in method of accounting or any adjustment pursuant to Code Section 481 (or the corresponding provision of state, local, or non-U.S. Law) for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of law) entered into prior to the Closing, (iii) any installment sale or open transaction disposition made prior to the Closing, or (iv) any prepaid amounts received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business;

(k) no private letter rulings, technical advance memoranda or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to any of the Company or its Subsidiaries that will have any effect after Closing;

(l) none of the Company or its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other fixed place of business in that country or having a source of income in that country; and

(m) none of the Company or its Subsidiaries is nor has it been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.16. Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan. The Company has made available to Buyer the documentation pursuant to which each material Company Benefit Plan is maintained and funded.

(b) No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes (or is required to contribute) to, or has in the past six (6) years sponsored, maintained or contributed (or been required to contribute) to, or otherwise has ever had any current or contingent liability or obligation in respect of (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any benefit plan that is or was, any employee benefit plan subject to Title IV of ERISA, Sections 412 or 430 of the Code, or Section 302 of ERISA, (ii) a multiemployer plan, as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(c) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter, or has a pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and with applicable Laws, including ERISA and the Code; (ii) no Legal Proceeding, claim or litigation is pending with respect to any Company Benefit Plan (other than routine claims for benefits) and, to the Knowledge of the Company, no such Legal Proceeding, claim or litigation is threatened; (iii) there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in connection with any Company Benefit Plan; (iv) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan; (v) all contributions, reimbursements, premiums and benefit payments that have become due with respect to each Company Benefit Plan have been timely made or paid and all such amounts for any period ending on or before the Closing Date that are not yet due have been made, paid or properly accrued; and (vi) neither the Company nor any Subsidiary of the Company has incurred any Tax or other penalty (whether or not assessed) pursuant to Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code nor do any facts or circumstances exist that would reasonably be expected to result in any such Tax or penalty.

(d) Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (either alone or together with any other event): (i) result in, or cause the accelerated vesting, funding, timing or delivery of, or increase the amount or value of, any payment, compensation or benefit to any current or former employee, officer, director, consultant or other individual service provider of the Company or any Subsidiary of the Company, (ii) require a contribution by the Company or any Subsidiary of the Company to any Company Benefit Plan; (iii) restrict the ability of the Company or any Subsidiary of the Company to merge, amend or terminate any Company Benefit Plan; (iv) result in the forgiveness of any employee or service provider loan; (v) result in any “parachute payment” (as defined in Section 280G(b)(2) of the Code), or (vi) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any current or former employee, officer, director, consultant or other individual service provider of the Company or any Subsidiary of the Company.

(e) No Company Benefit Plan provides for, and neither the Company nor any Subsidiary of the Company has any current or contingent obligation to provide, post-retirement or post-termination health, life insurance or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state applicable Law.

(f) Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been maintained in documentary and operational compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

(g) Neither the Company nor any Subsidiary of the Company has any current or contingent obligation to indemnify, “gross-up,” reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code.

Section 3.17. Labor and Employment Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Acquired Companies are, and for the past three years have been, in compliance with all federal, state, and local applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, and wages and hours (classification of independent contractors and exempt and non-exempt employees), health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, automated employment decision tools and other artificial intelligence, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, affirmative action, and unemployment insurance, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and state anti-discrimination laws and (ii) the Acquired Companies have fully and timely paid all wages, salaries, overtime, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to their current or former employees and individual independent contractors under applicable Laws, Contract or company policy, and there are no arrearages in the payment of wages. Each individual who is providing or within the past three years has provided services to the Acquired Companies and is or was classified and treated as an exempt employee or independent contractor, is and has been properly classified and treated as such for all applicable purposes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (A) the Company and its Subsidiaries have not received written notice of any audits or investigations pending or scheduled by any Governmental Entity pertaining to the employment practices of the Company and (B) to the Knowledge of the Company, no written complaints relating to employment practices of the Company or any Subsidiary have been made to any Governmental Entity or submitted to the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary of the Company is a party to, bound by, any Labor Agreement other than in the ordinary course of business and no such Labor Agreements are being negotiated; and no Union currently represents, or has requested or, to the Knowledge of the Company, has sought to represent any of the employees of the Company or any Subsidiary. In the past three years, (i) neither the Company nor any Subsidiary of the Company has been subject to any charge, demand, petition or representation Legal Proceeding seeking to compel, require or demand it to bargain with any Union (ii) nor has there been any pending or threatened unfair labor practice charge, material labor grievance, material labor arbitration, labor strike or lockout, work stoppage, slowdown, picketing, hand billing, or other material labor dispute against or involving the Company or any Subsidiary of the Company, and no such matters are currently pending or, to the Knowledge of the Company, threatened.

(c) The Company and its Subsidiaries have reasonably investigated all material sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations against officers, directors, board members, employees, individual independent contractors or agents of the Company or any Subsidiary that have been reported to the Company or any Subsidiary, or of which the Company and its Subsidiaries are otherwise aware. With respect to each such allegation (except those the Company or the applicable Subsidiary reasonably deemed to not have merit), the Company or applicable Subsidiary has taken prompt corrective action reasonably calculated to prevent further improper action. To the Knowledge of the Company, there are no such allegations of harassment or discrimination that, if known to the public, would bring the Company or any Subsidiary into material disrepute.

Section 3.18. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) all insurance policies maintained by the Acquired Companies are in full force and effect and all premiums due and payable thereon have been paid; (b) neither the Company nor any of its Subsidiaries is in breach of or default under any of such insurance policies; and (c) since December 31, 2023, the Company has not received any written notice of termination or cancelation or denial of coverage with respect to any insurance policy.

Section 3.19. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Acquired Companies are, and for the past three (3) years have been, in compliance with all Environmental Laws;

(b) The Acquired Companies hold, and have for the past three (3) years held, all Environmental Permits required for the operation of the business of the Acquired Companies and are, and for the past three (3) years have been, in compliance with the terms and conditions of such Environmental Permits;

(c) No claim or Legal Proceeding is pending, or to the Knowledge of the Company, threatened in writing against the Acquired Companies alleging, and no Acquired Company has received any unresolved written notice or Order relating to, a violation of, or liability under, any Environmental Law;

(d) To the Knowledge of the Company, no Hazardous Substance has been released, treated, stored, disposed of, arranged for disposal, transported, handled or exposed to any Person in a manner or amount that has resulted or would reasonably be expected to result in liability to the Acquired Companies under Environmental Laws; and

(e) The Acquired Companies have not assumed by contract or provided an indemnity with respect to any liability of any other Person arising under Environmental Laws or relating to Hazardous Substances.

Section 3.20. Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Schedule contains a complete list as of the date hereof of all Patents, pending applications to register Patents, registered Marks, pending applications to register Marks and registered Copyrights and pending applications to register Copyrights, in each such case that are included in the Company Intellectual Property as of the date hereof. The Acquired Companies exclusively own the Company Intellectual Property free and clear of all Liens, other than Permitted Liens and has sufficient rights to use all other Intellectual Property used in or necessary for the operation of the business of the Acquired Companies, as presently conducted, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) All Patents, Marks and Copyrights owned or purported to be owned by the Acquired Companies that are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (“Registered Company Intellectual Property”) have been duly maintained (including the payment of maintenance fees) and are not expired, canceled or abandoned, except for such issuances, registrations or applications that the Company or any of its Subsidiaries has permitted to expire or has canceled or abandoned in its reasonable business judgment, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Registered Company Intellectual Property is valid, subsisting, and enforceable (excluding any applications within the Registered Company Intellectual Property), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) In the past three (3) years, there have been, and there are, no legal disputes or claims pending or threatened in writing, (i) alleging infringement or misappropriation of any Intellectual Property of any Person (“Third Party Rights”) by the Acquired Companies or (ii) challenging the enforceability, ownership, validity, or use of the Acquired Companies of any Company Intellectual Property, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The operation of the business of the Acquired Companies as currently conducted does not infringe, misappropriate, or violate, and has not since December 31, 2019, infringed, misappropriated, or violated, any Third Party Right, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) To the Knowledge of the Company, there is no, and in the past three (3) years there has been no, infringement, misappropriation, or violation, by any Person of any of the Company Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) The Acquired Companies have taken reasonable security measures to protect the confidentiality of Trade Secrets in the possession or control of the Company, including Trade Secrets included in the Company Intellectual Property, and no source code for Software included in the Company Intellectual Property that is intended to remain confidential has been (or been agreed to be) disclosed, licensed, released, distributed, escrowed, or made available to or for any Person, other than to employees, contractors and consultants who are subject to confidentiality obligations.

(g) No product that is offered or distributed by the Acquired Companies contains, incorporates, links or calls to any Open Source Software in a manner that obligates any Acquired Company to disclose, make available, offer or deliver any portion of the source code of such product or component thereof to any third party other than the applicable Open Source Software, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the computer systems, servers, network equipment and other computer hardware owned, leased, used, or licensed by the Acquired Companies (“IT Systems”) are adequate and sufficient for the operation of the business of the Acquired Companies as currently conducted. The Acquired Companies have taken commercially reasonable measures to protect the security and integrity of the IT Systems. In the past three (3) years (i) there has been no Security Breach of, unauthorized access to, unauthorized use of, or malicious code in, any of the IT Systems of the Company or any of its Subsidiaries, and (ii) there have been no failures, breakdowns, or continued substandard performance of the IT Systems which have caused the material disruption or interruption in or to the use of the IT Systems or the operation of the business of the Acquired Companies.

(i) For purposes of this Agreement:

(i) “Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Acquired Companies.

(ii) “Intellectual Property” means all intellectual property rights of any type in any jurisdiction throughout the world, including all:

(A)

patents and patent applications and all related provisionals, divisionals, continuations, continuations-in-part, reissues, extensions and substitutions of any of the foregoing (collectively, “Patents”);

(B)

trade names, logos, slogans, trade dress, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration and any other similar designation of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Marks”);

(C)

copyrights in both published and unpublished works and other works of authorship, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”);

(D)

rights in know-how and confidential information, trade secrets, technology, formulae, formulations, inventions, discoveries and invention disclosures, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies and prototypes (collectively, “Trade Secrets”); and

(E)	rights in software (including source code and object code) (“Software”).

(iii) “Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(iv) “Process” (or “Processing” or “Processed”) means the access, collection, use, processing, storage, sharing, sale, distribution, transfer, disclosure, sorting, treatment, manipulation, performance of operations on, enhancement, aggregation, destruction, security or disposal of any data or information.

(v) “Security Breach” means any breach of security or other security incident of an IT System resulting in (i) any unauthorized access to or use of any Trade Secret or material confidential information owned or Processed by or on behalf of the Company or any of its Subsidiaries, or (ii) any unauthorized Processing of any such trade secret or confidential information.

Section 3.21. AI Technology. Except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies’ use and provision of generational artificial intelligence technology (collectively, “Gen AI Technology”) is in compliance with all applicable Laws and Data Privacy Requirements, and (b) to the extent that the Acquired Companies have engaged in the development of Gen AI Technology, all data (including Personal Information) used in connection with such development or input into such Gen AI Technology by or on behalf of the Acquired Companies (including for purposes of training such Gen AI Technology) has been collected and processed by the Acquired Companies in compliance with the foregoing. None of the Acquired Companies have been subject to any Legal Proceeding (pending or, to the Knowledge of the Company, threatened) related to its creation, training, use, promotion, advertisement, testing or provision of Gen AI Technology.

Section 3.22. Properties.

(a) No real property is owned in fee by the Company or any of its Subsidiaries.

(b) Section 3.22(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”) and the address for each Company Leased Real Property.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies have a valid leasehold interest in the Company Leased Real Property as necessary to permit the Acquired Companies to conduct their business in the ordinary course as currently conducted. Neither the Company or any of its Subsidiaries nor any other party to the Real Property Leases is in breach or default in any material respect under any Real Property Lease. Except as set forth on Section 3.22(b) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries have subleased, licensed or otherwise granted any Person the right to use or occupy any Company Leased Real Property or any portion thereof.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies have title to, or a valid leasehold interest in, all material tangible personal property as necessary to permit the Acquired Companies to conduct their business in the ordinary course as currently conducted.

Section 3.23. Data Privacy. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, (a) the Acquired Companies are, and, in the past three (3) years, have been, in compliance with (i) all applicable Laws, (ii) the Company’s and its Subsidiaries’ published and publicly communicated privacy policies, (iii) the Company’s rules, policies or procedures (whether physical or technical in nature, or otherwise), (iv) all binding industry standards applicable to the Company (including the Payment Card Industry Data Security Standard (PCI DSS), and (v) the requirements of any Contract to which the Company or any of its Subsidiaries is a party, in each case in connection with the Company’s and its Subsidiaries’ collection, storage, transfer, Processing, or use of any personally identifiable information from any individuals (such information “Personal Information”) or otherwise relating to data loss, theft, or breach, privacy, security, or security breach notification requirements applicable to the Company (i)–(v), “Data Privacy Requirements”), (b) the Acquired Companies have commercially reasonable physical, technical, organizational and administrative security measures and policies in place designed to protect all Personal Information collected by them or on their behalf from and against unauthorized access, use, or disclosure and (c) the Company and its Subsidiaries have commercially reasonable safeguards in place that are intended to protect Personal Information in its possession or under its control against unauthorized Processing. In the past three (3) years, neither the Company nor its Subsidiaries have received any written notice of any claims of or threats, or been charged with or been subject to any Legal Proceeding relating to any Data Privacy Requirement. The Transactions do not and will not violate or breach any applicable Data Privacy Requirement.

Section 3.24. Brokers’ Fees. Except for Centerview Partners LLC (“Centerview”) and J.P. Morgan Securities LLC, there are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of the Company or any of its Subsidiaries who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 3.25. Opinion of Financial Advisor. The Company Board has received the opinion of Centerview, to be confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than Excluded Shares, Appraisal Shares and any shares of Company Common Stock held by any Affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, following the execution of this Agreement, furnish a true, correct and complete copy of such written opinion to Parent.

Section 3.26. Related Party Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts or transactions between the Company or any Subsidiary of the Company, on the one hand, and any Affiliate (including any director or officer) thereof, beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of any class of securities thereof or any “immediate family member” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Documents filed at least one (1) Business Days prior to the date of this Agreement (each, a “Related Party Transaction”).

Section 3.27. Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.12 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in the Charter and any applicable “anti-takeover”, “fair price”, “moratorium” or “control share acquisition” law (each a “Takeover Statue”) will not be applicable to the Merger and the other transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that:

Section 4.1. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate or limited liability company, as applicable, powers required to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement.

Section 4.2. Corporate Authorization. Each of Parent and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 4.3. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (x) the HSR Act and (y) any other Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4. Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both) (a) result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws (or similar governing documents) of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, (b) assuming compliance with the matters referred to in Section 4.3, result in a violation or breach of any provision of any applicable Law or Order, or (c) require any consent or approval under, violate, result in any breach of or default under, result in the acceleration of any obligation under, or result in termination or give to others any right of termination of, any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which any of their respective properties or assets are bound, with such exceptions, in the case of each of clauses (b) and (c) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5. Capitalization and Operation of Merger Sub. All of the outstanding equity interests of Parent and Merger Sub have been duly authorized and validly issued. All of the issued and outstanding capital stock of Merger Sub is, and at the Closing Date will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing Date will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement or otherwise incurred in connection with the transactions contemplated hereby.

Section 4.6. No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement or to approve the Merger or the other transactions contemplated by this Agreement. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 4.7. Litigation. As of the date hereof, there is no Legal Proceeding involving Parent or Merger Sub pending or threatened (or to the knowledge of Parent, threatened orally), that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8. Financing.

(a) Parent has delivered to the Company true, correct and complete copies, as of the date this Agreement, of (i) (A) the fully executed Equity Commitment Letter (the “Equity Financing”) and (B) the fully executed Debt Commitment Letter from the Financing Sources party thereto, pursuant to which the Financing Sources party thereto have committed, on the terms and subject to (and only to) the conditions set forth therein, to provide Parent with debt financing in the amounts specified therein for the purpose of financing the Merger and the other transactions contemplated hereby and the related fees and expenses, in each case, payable on or prior to the Closing Date (such financing, the “Debt Financing” and, together with the Equity Financing, the “Financing”) and (ii) each fully executed fee letter related to the Debt Commitment Letter entered into by Parent or any of its Affiliates associated therewith, dated as of the date of this Agreement (which, in the case of each such fee letter, may be customarily redacted with respect to fee amounts, pricing and other terms, none of which redacted terms would reasonably be expected to adversely affect the enforceability, termination, availability or conditionality, or reduce (below the Required Amount) the aggregate principal amount of, the Debt Financing) (together with all annexes, exhibits, schedules and other attachments thereto and each as amended, restated, amended and restated, supplemented, replaced, substituted, waived or otherwise modified in accordance with its terms, collectively, the “Debt Fee Letters”; the Debt Commitment Letter and Debt Fee Letters are collectively referred to herein as the “Debt Financing Commitment” and, together with the Equity Commitment Letter, the “Financing Commitments”). The Equity Commitment Letter provides that the Company is an express third-party beneficiary thereof, in connection with the Company’s exercise of its rights under Section 8.6.

(b) The execution, delivery and performance of each Financing Commitment by Parent and, to the knowledge of Parent, each other Person party thereto, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all requisite action by Parent and, to the knowledge of Parent, each other Person party thereto, and no other proceedings on the part of Parent and each other Person party thereto are necessary to authorize the execution, delivery or performance of such Financing Commitment by Parent and, to the knowledge of Parent, each other Person party thereto. As of the date of this Agreement, each of the Financing Commitments, in the form so delivered, is in full force and effect and constitutes the legal, valid and binding obligations of Parent and the Guarantor, as applicable, and, to the knowledge of Parent, each of the other Persons party thereto, and is enforceable against Parent, the Guarantor and, to the knowledge of Parent, each of such other Persons party thereto, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date of this Agreement, (i) the Financing Commitments and the terms thereof have not been amended, restated, amended and restated, supplemented, replaced, substituted, waived or otherwise modified in any respect, (ii) to the knowledge of Parent, the Financing Commitments, and the respective commitments contained therein or obligations thereunder, have not been withdrawn, terminated, repudiated or rescinded in any respect and (iii) no such amendment, restatement, amendment and restatement, supplement, replacement, substitution, waiver, modification, withdrawal, termination, repudiation or rescission of the Financing Commitments, the respective commitments contained therein or obligations thereunder, in each case, is contemplated, subject to any amendments required to implement the Additional Lender Designation Right and the RCF Designation Right, each as defined and described in the Debt Commitment Letter. There are no other Contracts, agreements, side letters, arrangements or understandings (written or oral) relating to the Financing to which the Parent, Merger Sub or any of their respective Affiliates is a party that would permit the parties to the Financing Commitments to reduce the amount of the Financing below the Required Amount, impose new or additional conditions precedent to the availability of the Financing or that would otherwise adversely affect the availability of the Financing on the Closing Date, other than as expressly contemplated by the Financing Commitments.

(c) Assuming the conditions set forth in Article 6 are satisfied at the Closing and assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and performance by the Company of its obligations under this Agreement that are required to be performed by the Company on or prior to the Closing Date, the aggregate amounts of the Financing, when funded or invested, as applicable, in accordance with the Financing Commitments when funded will be sufficient for Parent, Merger Sub and the Surviving Corporation to pay the amounts required to be paid on the Closing Date in connection with the consummation of the Transactions, including payment of the aggregate Merger Consideration, to make any repayment, repurchase or refinancing of debt contemplated by this Agreement, to pay any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to pay all related fees and expenses due and payable on the Closing Date (collectively, the “Required Amount”).

(d) As of the date this Agreement, other than as expressly set forth in the Financing Commitments, there are no conditions precedent related to funding or investing, as applicable of the Financing at the Closing or that would permit the Financing Sources or the Guarantor, as applicable, to reduce the aggregate principal amount of the Financing to an amount below the Required Amount. As of the date of this Agreement, no event has occurred and no circumstance exists that, with or without notice or lapse of time or both, would, or would reasonably be expected to (i) constitute or result in a default or breach on the part of Parent or the Guarantor, as applicable, or, to the knowledge of Parent, any other party thereto under any Financing Commitment or a failure of any condition to the Financing or otherwise result in any portion of the Financing necessary for the Required Amount being unavailable on the Closing Date, (ii) constitute or result in a failure of the Parent or the Guarantor, as applicable, or, to the knowledge of Parent, any other party thereto set forth in the Financing Commitments, to satisfy, or delay in the satisfaction of, any of the conditions to the funding or investing, as applicable, of the Financing set forth in the Financing Commitments or (iii) otherwise result in any portion of the Financing not being available on a timely basis and, in any event, not later than the Closing. As of the date of this Agreement, neither the Guarantor nor any of the Financing Sources party to the Debt Financing Commitment has notified Parent of its intention to terminate any of the Financing Commitments or not to provide all or any portion of the Financing. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Article 6, Parent does not have any reason to believe that it will be unable to satisfy, on a timely basis (and, in any event, not later than the Closing), any term or condition to the funding or investing, as applicable, of the Financing to be satisfied by it (or otherwise within Parent’s or any of its Subsidiaries’ control) set forth in any Financing Commitment or that any portion of the Financing will be unavailable on the Closing Date. Parent has fully paid, or caused to be fully paid, all commitment fees or other fees, expenses or deposits in connection with the Financing or otherwise required by the Financing Commitments, in each case, that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Commitments (or, if applicable, any Financing Agreements).

(e) Notwithstanding this Section 4.8 or any other provision of this Agreement, Parent acknowledges and agrees that it is not a condition to Closing under this Agreement, nor to the consummation of the transactions contemplated by this Agreement, for the Parent to obtain any equity or debt financing (including receipt of all or any portion of the proceeds of the Financing); provided, that the foregoing representation and warranty shall not limit the express conditions set forth in (i) Section 8.11(a) required in order for the Company to enforce Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Merger and (ii) Section 3 of the Equity Commitment Letter required in order for the Company, as an express third-party beneficiary, to enforce the terms of the Equity Commitment Letters against the Guarantor as if the Company were a party thereto.

Section 4.9. Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the funding or investing, as applicable, of the full amount of the Financing and the payment of the aggregate Merger Consideration and all other amounts due and payable on the Closing Date in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), assuming (x) the accuracy of the representations and warranties in Article 3 (y) compliance and performance by the Company with its covenants and agreements hereunder and (z) that immediately prior to the Effective Time the Acquired Companies are Solvent, (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, will exceed the value of all probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as such debts become absolute and matured in the ordinary course of business; (b) the Surviving Corporation and its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature (the foregoing clauses (a) through (c), “Solvent”). For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due in the ordinary course of business. No transfer of property is being made, and no obligation is being incurred (or is contemplated being incurred), by Parent or its Affiliates in connection with the transactions contemplated hereby (or any series of related transactions or any other transactions in close proximity with the transactions contemplated by this Agreement), (a) with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, any Affiliate of Parent or Merger Sub, the Company or any of the Company’s Subsidiaries or (b) that could render Parent, Merger Sub, any Affiliate of Parent or Merger Sub, the Company or any of the Company’s Subsidiary not Solvent (or in the zone of insolvency).

Section 4.10. Guarantee. Concurrently with the execution of this Agreement, Parent has furnished the Company with a duly executed, true, complete and correct copy of the Guarantee in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement. As of the date hereof, the Guarantee is in full force and effect. As of the date hereof, the Guarantee is (i) a legal, valid and binding obligation of the Guarantor and (ii) enforceable in accordance with its respective terms against the Guarantor. As of the date hereof, there is no breach or default under the Guarantee by the Guarantor, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by the Guarantor.

Section 4.11. Absence of Certain Agreements. As of the date hereof, other than the Support Agreements, neither Parent, Merger Sub nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any stockholder of the Company would be entitled to receive, in respect of any share of Company Common Stock, consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (ii) pursuant to which any stockholder of the Company or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent or Merger Sub in connection with the transactions contemplated by this Agreement. As of the date hereof, other than the Support Agreements, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Parent, Merger Sub, the Guarantor or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement or the operations of the Company or any of its Subsidiaries or, following the Effective Time, the Surviving Corporation or any of its Subsidiaries. None of Parent, Merger Sub or the Guarantor (or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub)) has entered into any Contract with any Person prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction involving the Company or any of its Subsidiaries in connection with the Merger.

Section 4.12. Stock Ownership. Neither Parent nor Merger Sub owns any shares of capital stock of the Company. None of Parent, Merger Sub nor any of their respective Affiliates is an “Interested Stockholder” of the Company as defined in the Company’s Certificate of Incorporation.

Section 4.13. Brokers’ Fees. Except for Goldman Sachs & Co. LLC, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacities as officers or directors, who is entitled to any advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

Section 5.1. Conduct of the Company.

(a) Except for matters (i) expressly required by this Agreement, (ii) set forth in Section 5.1 of the Company Disclosure Schedule, (iii) required by applicable Law or the rules or regulations of NYSE, or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the ordinary course, consistent with past practice, and (y) use its commercially reasonable efforts to preserve substantially intact its business organization and material business relationships; and provided further that no action or inaction by the Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) may be taken into consideration in determining whether a breach of this Section 5.1(a) has occurred unless such action would constitute a breach of such other provision.

(b) Without limiting the generality of the foregoing, except for matters (i) expressly permitted or contemplated by this Agreement, (ii) set forth in Section 5.1 of the Company Disclosure Schedule, (iii) required by applicable Law or the rules or regulations of NYSE, or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed,), from the date hereof until the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to:

(i) amend the Company’s Certificate of Incorporation or Bylaws, or amend in a manner materially adverse to the Company, any Certificate of Incorporation or Bylaws, or other comparable charter or organizational documents, of the Company’s Subsidiaries;

(ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent;

(iii) (A) split, combine, adjust, subdivide or reclassify any capital stock or other equity or voting interest of the Company or any of its Subsidiaries, (B) except as otherwise provided in Section 5.1(b)(iv), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries or any equity or equity-based awards, options, warrants or rights of any kind to acquire any shares of, or securities convertible into, or exchangeable for any shares of, Company Common Stock, or other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding as of the Capitalization Date, (C) purchase, redeem or otherwise acquire any Company Securities, except for acquisitions of shares of Company Common Stock by the Company in satisfaction by holders of Company Equity Awards that are outstanding on the date hereof of the applicable exercise price or withholding Taxes with respect to such Company Equity Awards in accordance with the applicable terms of such Company Equity Award and the applicable Company Benefit Plan or (D) pledge or encumber any shares of capital stock or other equity or voting interest of the Company or any of its Subsidiaries;

(iv) issue, deliver, sell or grant any Company Securities, other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards or purchase rights under the Company ESPP that are outstanding on the date hereof, in each case in accordance with and to the extent required under the applicable terms of such Company Equity Award, the applicable Company Benefit Plan or the Company ESPP, as applicable;

(v) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring or recapitalization of the Company;

(vi) (A) increase the base salary, hourly wages, benefits, bonuses, commissions or other compensation payable or to become payable to, or grant or provide any severance, termination, retention bonus, transaction bonus or change in control, phantom equity or other similar payments or benefits to, the Company’s or any Subsidiary of the Company’s current or former employees, directors or executive officers or other individual service providers, (B) take any action to accelerate the vesting or payment or lapsing of restrictions, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (C) make grants under the Company Stock Plan or (D) grant to any current or former employees, directors, executive officers or other individual service providers of the Company or any Subsidiary of the Company any right to reimbursement, indemnification or payment for Taxes incurred under Section 409A or Section 4999 of the Code, except (x) as required to be made pursuant to the terms of Company Benefit Plans set forth on Section 3.16(a) of the Company Disclosure Schedule, or collective bargaining, collective labor or works council agreements, in each case, in effect as of the date hereof (provided that no grants shall be made under the Company Stock Plan), (y) in the case of clause (A), increases as required under any applicable Law or as necessary to maintain the qualified status of a Company Benefit Plan or (z) in the case of clause (A), market-based increases in base salary or hourly wages (and corresponding target bonus opportunities) for any current or former employees, directors, executive officers or other individual service providers of the Company or any Subsidiary of the Company with annual base compensation at or below $100,000 and as set forth in Section 5.1(b)(vi)of the Company Disclosure Schedule;

(vii) acquire or divest any business, assets or capital stock of or to, or make any investment in, any Person or division thereof, whether in whole or in part (and whether by purchase or sale of stock, purchase or sale of assets, merger, consolidation, or otherwise), other than acquisitions in the ordinary course of business (A) of inventory, supplies, Intellectual Property, raw materials, equipment or similar assets or (B) that, individually or in the aggregate, involve a purchase or sale price of not more than $2,000,000;

(viii) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any material assets or material properties except (A) pursuant to contracts or commitments existing as of the date hereof, (B) sales of inventory or used equipment in the ordinary course of business consistent with past practice, or (C) Permitted Liens;

(ix) agree to any covenant limiting the ability of the Company or any of its Subsidiaries to compete or engage in any line of business or to compete with any Person in any geographic area, or pursuant to which any material benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the Effective Time;

(x) change any of the accounting methods, principles or practices used by the Company or any of its Subsidiaries materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company’s reports filed with the SEC;

(xi) except for (A) borrowings under the Company’s current credit facilities, in the ordinary course of business, or (B) intercompany loans between the Company and any of its Subsidiaries or among or between any Subsidiaries of the Company, (1) incur, issue, or otherwise become liable for additional Indebtedness in excess of $500,000 or (2) assume, guarantee or endorse the obligations of any Person (other than a wholly-owned Subsidiary of the Company) in excess of $500,000;

(xii) terminate, amend, or modify any Material Contract or Real Property Lease (or enter into any contract that would be a Material Contract if entered into prior to the date hereof, other than in the ordinary course of business);

(xiii) settle, pay, discharge or satisfy any Legal Proceeding, other than any Legal Proceeding that involves only the payment of monetary damages not in excess of $100,000 individually or $500,000 in the aggregate and which includes no injunctive or similar restrictions that would adversely affect the Company’s revenues or expenses in any respect;

(xiv) implement or announce any employee layoffs, facility closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could reasonably be expected to implicate notification requirements pursuant to the WARN Act or implicate labor protection payments under any Labor Agreement;

(xv) (A) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any material Company Intellectual Property, except for the expiration of registered Company Intellectual Property at the end of the applicable maximum statutory term, the abandoning or permitting to expire or lapse Intellectual Property that is no longer relevant in any material respect to the business of the Company in the ordinary course of business, or the granting of non-exclusive licenses to Company Intellectual Property in the ordinary course of business or (B) intentionally disclose any Trade Secrets other than pursuant to a written confidentiality and non-disclosure agreement entered into in the ordinary course of business, or (C) disclose, license, release, distribute, escrow, or make available any source code for Software owned by any of the Acquired Companies other than to employees, contractors and consultants who are subject to confidentiality obligations;

(xvi) make any capital expenditures other than capital expenditures (x) not in excess of $500,000 individually or $2,000,000 in the aggregate in any 12-month period or (y) as otherwise contemplated by the capital expenditure schedule made available to Parent;

(xvii) grant any refunds, credits, rebates or other allowances in an amount in excess of $50,000 individually to any customer, vendor or delivery service provider, in each case, other than in the ordinary course of business;

(xviii) adopt or implement any shareholder rights plan, rights agreement, “poison pill”, anti-takeover or similar arrangement;

(xix) make any loans or advances to any other Person, except for (i) extensions of credit to customers in the ordinary course of business; (ii) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto; or (iii) loans, advances or capital contributions to, or investments in, direct or indirect wholly owned Subsidiaries of the Company;

(xx) enter into any Related Party Transaction;

(xxi) make (other than consistent with past practice) or change any material Tax election, change an annual accounting period, adopt or change any Tax accounting method, file any amended Tax Return or enter into any closing agreement (within the meaning of Section 7121 of the Code), settle any material Tax claim or assessment, request or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than through a customary extension of a Tax Return) prepare or file any Tax Return in a manner materially inconsistent with past practice, or take any action that would change the classification the Company or its Subsidiaries under Treasury Regulations Section 301.7701-3 or otherwise under the Code;

(xxii) (A) enter into, adopt, amend, modify or terminate any material Company Benefit Plan or any plan, program, agreement arrangement that would be a material Company Benefit Plan if in effect as of the date hereof, other than in in connection with annual renewals of health and welfare plans consistent with past practice; (B) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, any future, current or former employee, officer, director or other individual service provider of the Company or any Subsidiary of the Company whose base salary plus target cash incentive compensation (for the avoidance of doubt not including commissions) would exceed $200,000 or (C) terminate any employee, officer, director or other service provider of the Company or any Subsidiary of the Company other than for cause, whose base salary plus target cash incentive compensation (for the avoidance of doubt not including commissions) would exceed $200,000;

(xxiii) (i) modify, amend, extend, terminate or enter into any Labor Agreement or (ii) recognize or certify any Union or other employee representative body as the bargaining representative for any employees of the Company or any Subsidiary;

(xxiv) knowingly waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or any Subsidiary; or

(xxv) authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. In addition, notwithstanding the foregoing, nothing in this Section 5.1 shall restrict the Company and its Subsidiaries from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Company and its Subsidiaries.

Section 5.2. No Solicitation or Negotiation.

(a) Subject to the terms of this Section 5.2, from the date hereof until the earlier of the termination of this Agreement pursuant to Article 7 and the Effective Time, the Company shall, shall cause its Subsidiaries to, and shall cause its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations that may be ongoing with a potential acquiror or its Representatives with respect to an Acquisition Proposal, and shall promptly (and in any event, with twenty-four (24) hours of the execution of this Agreement) terminate all physical and electronic data room access previously granted to any such Person or its Representatives and immediately cease providing any further information with respect to the Company and its Subsidiaries with respect to an Acquisition Proposal to any such Person or its Representatives and promptly (and in any event, with twenty-four (24) hours of the execution of this Agreement) request the return or destruction any copies of, studies based upon and/or any extracts or summaries from, any non-public information of the Company or its Subsidiaries in such Person’s possession or control, which non-public information was provided by or behalf of the Company in compliance with Section 5.2.

(b) Subject to the terms of this Section 5.2, from the date hereof until the earlier of the termination of this Agreement pursuant to Article 7 and the Effective Time, the Company shall not, and shall cause its Subsidiaries and its and their Representatives not to:

(i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist the submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

(ii) furnish any non-public information regarding the Company or any of its Subsidiaries or affording access to the business, properties, assets, books, records or other non-public information, or to any personnel of the Company or any of its Subsidiaries to any Person for the purpose of inducing the making, submission or announcement of or knowingly encouraging, facilitating, assisting or in response to, an Acquisition Proposal or Acquisition Inquiry;

(iii) participate or engage in discussions, communications or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv) approve, endorse or recommend any proposal that constitutes or is reasonably expected to lead to, an Acquisition Proposal;

(v) amend, terminate or grant the waiver of a “standstill” or similar obligation or agreement with respect to the Company and its Subsidiaries or any confidentiality agreement to which the Company or any of its Subsidiaries is a party (other than limited waiver of a “standstill” or similar obligation); or

(vi) enter into any Alternative Acquisition Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries and Representatives may engage in any such discussions or negotiations with, and provide any such information to, any Third Party in response to a bona fide written Acquisition Proposal if: (A) the Company complies with the notice requirements pursuant to Section 5.2(d) and prior to providing any non-public information regarding the Company to any Third Party in response to an Acquisition Proposal, the Company enters into (or there is then in effect) an Acceptable Confidentiality Agreement with such Third Party; and (B) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and that the failure to take such actions contemplated by this Section 5.2(c) would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law. Prior to or concurrent with providing any non-public information to such Third Party, the Company shall make such non-public information available to Parent (to the extent such non-public information has not been previously made available by the Company to Parent or Parent’s Representatives). Prior to the Effective Time, the Company will be permitted to waive, any provision of any standstill, confidentiality or similar agreement that prohibits an Acquisition Proposal or Acquisition Inquiry being made to the Company or the Company Board (or a committee thereof) if the Company Board (or a committee thereof) determines, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law so long as the Company promptly (and in any even within twenty-four (24) hours) notifies Parent thereof (including the identity of such Person and the other information required by this Section 5.2(c) and Section 5.2(d), as applicable) after granting such waiver.

(d) If the Company receives an Acquisition Proposal after the date hereof, then the Company shall promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal) notify Parent in writing of such Acquisition Proposal (which notification shall include the identity of the Person making such proposal, the material terms and conditions thereof and include copies or any written (and summaries of oral) proposal relating thereto provided to the Company or any of its Representatives), and shall thereafter keep Parent reasonably informed of the status of discussions and negotiations and any material change to the terms of such Acquisition Proposal.

(e) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company, the Company Board (or any committee thereof) or their Representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or limited to the information described in Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (or any substantially similar communication) (and no such disclosure shall, taken by itself, be deemed to be a Change in Recommendation); (ii) disclosing to the Company’s stockholders any factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal (and no such disclosure shall, taken by itself, be deemed to be a Change in Recommendation); or (iii) communicating with any Person (or the Representatives of such Person) that makes any Acquisition Proposal or Acquisition Inquiry to the extent necessary to direct such Person to the provisions of this Section 5.2 and/or to clarify and understand the terms and conditions of an Acquisition Proposal made by such Person; provided, however, that the Company Board shall not make any Change in Recommendation except in accordance with Section 5.3(b).

(f) The Company agrees that any breach of this Section 5.2 by any of its Subsidiaries, or any of the Company’s or its Subsidiaries’ Representatives acting on behalf of the Company, shall be deemed to be a breach of this Agreement by the Company.

Section 5.3. Company Recommendation.

(a) Neither the Company Board nor any committee thereof shall, except as permitted by Section 5.2 or Section 5.3(b): (i) withhold, withdraw, modify, amend or qualify, or publicly propose to withhold, withdraw, modify, amend or qualify, in a manner adverse to Parent and Merger Sub, the Company Board Recommendation (it being understood that it shall be considered a modification adverse to Parent that is material if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Shareholders within ten (10) Business Days of commencement thereof or (2) any Acquisition Proposal is publicly announced by the Third Party making such Acquisition Proposal (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation); (ii) approve, adopt, endorse, declare advisable or recommend (or propose to approve, adopt, endorse, declare advisable or recommend) to the Company’s stockholders any Acquisition Proposal; (iii) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing; (iv) fail to include the Company Board Recommendation in the Company’s Proxy Statement (any action described in clause (i) through (iv) being referred to as a “Change in Recommendation”); or (v) cause the Company to enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract (other than a confidentiality agreement entered into in compliance with Section 5.2) contemplating an Acquisition Proposal (any such contract, an “Alternative Acquisition Agreement”).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Effective Time, the Company Board may:

(i) (A) make a Change in Recommendation in response to a bona fide Acquisition Proposal that did not result from a breach of Section 5.2 (other than a breach that is immaterial and unintentional) and/or (B) authorize the Company to terminate this Agreement and cause the Company to enter into an Alternative Acquisition Agreement contemplating an Acquisition Proposal, in each case if and only if: (1) the Company Board (or a committee thereof) determines in good faith (x) that such Acquisition Proposal would constitute a Superior Proposal and (y) after consultation with the Company’s financial advisors and outside legal counsel, that in light of such Acquisition Proposal, a failure to make a Change in Recommendation and/or to cause the Company to terminate this Agreement and enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law; (2) the Company delivers to Parent a written notice (the “Superior Proposal Notice”) stating that the Company Board intends to take such action and, in the event the Company Board contemplates causing the Company to enter into an Alternative Acquisition Agreement, including the identity of the Person or “group” of Persons marking such Acquisition Proposal, a summary of the material terms and conditions of such Alternative Acquisition Agreement and material written correspondence and documents with such Person or “group” of Persons and agreements relating to such Acquisition Proposal; (3) during the five (5) Business Day period commencing on the date of Parent’s receipt of such Superior Proposal Notice, the Company shall engage in good faith negotiations with Parent and shall have made its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement, the Commitment Letters or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; (4) after the expiration of the negotiation period described in clause (3) above, the Company Board (or a committee thereof) shall have determined in good faith, after taking into account any amendments or adjustments to this Agreement, the Commitment Letters that Parent and Merger Sub have agreed in writing to make as a result of the negotiations contemplated by clause (3) above, that (x) such Acquisition Proposal continues to constitute a Superior Proposal, and (y) after consultation with the Company’s financial advisors and outside legal counsel, the failure to make a Change in Recommendation and/or enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law; and (5) if the Company enters into an Alternative Acquisition Agreement concerning such Superior Proposal, the Company terminates this Agreement in accordance with Section 7.1(f); provided, however, that, in the event of any material amendment or adjustment to the terms of any Superior Proposal, the Company shall deliver an additional Superior Proposal Notice and comply again with clauses (2) through (4) of this Section 5.3(b)(i), except that references to five (5) Business Days shall be deemed to be four (4) Business Days; or

(ii) make a Change in Recommendation not related to an Acquisition Proposal if: (A) there is an Effect affecting the Company that does not relate to any Acquisition Proposal and was not known or reasonably foreseeable by the Company Board prior to the date hereof (or if known, the consequences of which were not known or reasonably foreseeable), in each case, other than (A) an effect resulting from a breach of this Agreement by the Company or any of its Subsidiaries; (B) changes in the market price or trading volume of the shares of Company Common Stock, in and of itself; or (C) the fact that the Company meets or exceeds any internal or published projections, forecasts, budgets, plans for any period, in and of itself (any such Effect unrelated to an Acquisition Proposal or other inquiry, offer or proposal that could reasonably be expected to lead to an Acquisition Proposal being referred to as an “Intervening Event”); (B) the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Intervening Event, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law; (C) such Change in Recommendation is not effected prior to the fifth (5th) Business Day after Parent receives written notice (the “Intervening Event Notice”) from the Company confirming that the Company Board intends to effect such Change in Recommendation; (D) during such five (5) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend or adjust this Agreement, the Commitment Letters or enter into an alternative transaction; and (E) at the end of such five (5) Business Day period, the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel and after taking into account any amendments or adjustments to this Agreement, the Commitment Letters that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause (D) above, that, in light of such Intervening Event, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law; provided, however, that each time material modifications to the Intervening Event occur, the Company shall deliver an additional Intervening Event Notice and comply again with clauses (C) through (E) of this Section 5.3(b)(ii), except that references to five (5) Business Days shall be deemed to be four (4) Business Days.

Section 5.4. Approval of Merger Agreement.

(a) As promptly as reasonably practicable (and, in the case of setting a record date for the Stockholder Meeting, no later than five (5) Business Days) following the clearance of the Proxy Statement by the SEC (whether by confirmation that the SEC has no further comments or expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act), the Company shall, in accordance with Applicable Law and the Company’s governing documents, duly set a record date for, call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournments and postponements thereof, the “Stockholder Meeting”) for the purpose of considering and taking action upon the matters requiring Stockholder Approval (with the record date and meeting date set in consultation with Parent; provided that the date of the Stockholder Meeting shall be no later than twenty (20) Business Days following the mailing of the Proxy Statement to the Company’s stockholders); provided that, notwithstanding anything else to the contrary herein, the Company may postpone or adjourn the Stockholder Meeting (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) if the Company reasonably believes there will be insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholder Meeting or to obtain the Stockholder Approval, (iii) to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Stockholder Meeting, (iv) to allow additional time for the solicitation of votes in order to obtain the Stockholder Approval, or (v) if, in the good faith judgment of the Company Board or any committee thereof (after consultation with outside counsel), such adjournment or postponement is consistent with its fiduciary duties under Applicable Law. Unless the Company Board or any committee thereof has withdrawn the Company Board Recommendation in compliance with Section 5.3, the Company shall use its commercially reasonable efforts to (A) cause the definitive Proxy Statement to be mailed to the Company’s stockholders and (B) solicit from stockholders of the Company proxies in favor of the adoption of this Agreement.

(b) As promptly as reasonably practicable (but no later than twenty (20) Business Days) after the execution of this Agreement, the Company shall prepare a proxy statement in preliminary form for the Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) and file it with the SEC and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing, including to cause their respective Affiliates, as applicable, to cooperate with the preparation of the foregoing. The Company shall use commercially reasonable efforts (in consultation with Parent) to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement. The Company shall notify the other parties hereto promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the others with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate, and shall cause their Affiliates and advisors to cooperate, with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Merger Sub and their respective Affiliates as may be required, or otherwise reasonably requested by the Company, to be set forth in the Proxy Statement under Applicable Law. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments in good faith.

(c) Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger (i) will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company on the one hand, and Parent and Merger Sub on the other hand, each assumes no responsibility with respect to information supplied by or on behalf of, respectively, Parent or Merger Sub or their Affiliates, or the Company or its Affiliates, for inclusion or incorporation by reference in the Proxy Statement. Parent shall ensure that such information supplied by it and its Affiliates for inclusion in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.5. Filings; Further Actions; Reasonable Best Efforts.

(a) Each of the Company, Parent and Merger Sub (and their respective Affiliates, if applicable) shall: (i) promptly (and in no event later than the date that is fifteen (15) Business Days after the date hereof) make and effect all filings required to be made or effected by it or otherwise advisable pursuant to the HSR Act; (ii) use commercially reasonable efforts to obtain all other consents and approvals required from Third Parties in connection with the Transactions; and (iii) use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable under applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof; provided, however, that in no event shall the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any Person for any consent or approval required for the consummation of any of the Transactions, except for the filing fees in Section 7.3(a). Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub (A) shall promptly use its reasonable best efforts to provide all information requested by any Governmental Entity in connection with the Merger or any of the other Transactions and (B) shall use its reasonable best efforts to obtain and secure the expiration or termination of any applicable waiting periods under the HSR Act or other applicable Antitrust Laws or applicable Foreign Investment Laws and obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition, antitrust or investment authority or any other Governmental Entity in connection with the Transactions as soon as possible, but in any event such that the Transactions may duly be consummated on or before the End Date. Nothing in this Agreement shall require any of the Acquired Companies to enter into any agreement or consent decree with any Governmental Entity that is not conditioned upon the Closing.

(b) Without limiting the generality of anything contained in Section 5.5(a), subject to applicable Law, each party hereto shall use reasonable best efforts to: (i) give the other parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(c) Parent and Merger Sub shall not, and shall cause their respective Subsidiaries or Affiliates not to, acquire or agree to acquire any rights, interests, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition or action would reasonably be expected to (i) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent and its Affiliates to procure, any clearances, approvals, waivers, actions, non-actions, authorizations, consents, orders, or declarations or approvals of any Governmental Entity or the expiration or termination of any applicable waiting period necessary to consummate the Merger or the other Transactions, (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Merger or the other Transactions, or (iii) cause Parent, Merger Sub or the Company to be required to obtain any additional clearances, consents, approvals, waivers, waiting period expirations or terminations, non-actions or other authorizations under any Antitrust Laws with respect to the Merger or the other Transactions.

Section 5.6. Financing.

(a) Each of Parent and Merger Sub shall use, and shall cause its Affiliates to use, its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on terms and conditions in the Financing Commitments (subject to the ability to amend, modify, supplement or replace as set forth herein), and shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), agree to or permit any amendment, restatement, replacement, supplement or modification to be made to, or any waiver of any provision under, the Financing Commitments if such amendment, restatement, replacement, supplement, modification or waiver (i) reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Financing from that contemplated by the Financing Commitments delivered as of the date hereof (including by changing the amount of fees to be paid or original issue discount thereof) below an amount, when taken together with available cash of the Parent and Merger Sub, sufficient to pay the Required Amount on the Closing Date, (ii) otherwise adversely affects in any material respect the ability or likelihood of the Closing or of Parent and Merger Sub to timely consummate the transactions contemplated by this Agreement, including the ability to pay the Required Amount, (iii) imposes new or additional conditions precedent or otherwise expand any of the existing conditions precedent to the funding of the Financing described in the Financing Commitments or otherwise add, expand, amend or modify any other terms or provisions of the Financing Commitments as in effect on the date hereof, in each case, in a manner that would reasonably be expected to prevent, materially delay or materially impede the Closing, (iv) adversely impacts in any material respect the ability of Parent or the Company, as applicable, to enforce its rights against the other parties to the Financing Commitments or the Financing Agreements or (v) results in the termination, withdrawal, repudiation or recission of any Financing Commitment or any Financing Agreement, or release or terminate any of the commitments or obligations of the Guarantor or any of the Financing Sources; provided, however, that subject to compliance with the other provisions of this Section 5.6, Parent may amend (or amend and restate) (x) the Debt Financing Commitment or the Financing Agreements to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that had not executed the Debt Commitment Letter as in effect on the date hereof, (y) the Equity Commitment Letter, to increase the amount of Equity Financing available thereunder or (z) the Financing Commitments to correct typographical errors. Parent shall promptly deliver to the Company copies of any such amendment, restatement, supplement, replacement or modification following the effectiveness thereof.

(b) Each of Parent and Merger Sub shall, and shall cause its Affiliates and its and their respective officers, employees, advisors and other Representatives to, use its commercially reasonable efforts to all things necessary, proper and advisable to arrange and obtain the Financing, at or prior to the Closing, on the terms and conditions contemplated by the Financing Commitments, including by using, in each case, commercially reasonable efforts to (i) comply in all material respects with its obligations under the applicable Financing Commitments and Financing Agreements, (ii) subject to amendments, modifications or replacements of the Financing Commitments otherwise permitted by this Section 5.6, maintain in effect the applicable Financing Commitments and the Financing Agreements, as applicable, in accordance with the terms and subject to the conditions thereof, (iii) negotiate and enter into the definitive agreements with respect to Debt Financing Commitments (any such agreements, collectively, the “Financing Agreements”), on a timely basis, on the terms and conditions not materially less favorable to Parent and Merger Sub than those set forth in the Financing Commitments (as such terms may be amended or modified as permitted by this Section 5.6), (iv) satisfy and cause to be satisfied (and cause their respective Affiliates to satisfy) on a timely basis (and, in any event, at or prior to the Closing) all of the terms and conditions precedent to the funding of the Financing to be satisfied by and applicable to Parent (or any of its controlled Affiliates) to the Financing contemplated by the Financing Commitments and Financing Agreements (including by consummating the Equity Financing pursuant to the terms of the Equity Commitment Letter and by paying any commitment fees or other fees or deposits required by the Debt Financing Commitments or the Financing Agreements) and within its control, (v) consummate the Financing no later than the Closing and (vi) enforce its rights under the Financing Commitments. Following reasonable request from the Company, Parent shall keep the Company informed on a current basis and in reasonable detail of the status and all material developments in its efforts to arrange the Financing and to satisfy the conditions thereof, including advising and updating the Company, and giving the Company prompt written notice, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the Financing, providing copies of then current drafts of the credit agreement and other Financing Agreements, and giving the Company prompt notice of any material change with respect to the Financing and promptly giving the Company all information requested by the Company relating to the Financing or any circumstance referred to in the immediately preceding sentence.

(c) Parent shall give the Company prompt written notice upon Parent having knowledge of or becoming aware of (A) any expiration or termination of, violation, or any material breach or material default, or threatened (in writing) material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material violation, material breach or material default) by any party to any of the Financing Commitments or any Financing Agreement, (B) any actual or threatened reduction, withdrawal, repudiation, recission or termination (including termination of any commitments) of the Financing by any Financing Source party to the Financing Commitments or any Financing Agreement, (C) any material dispute or disagreement between or among Parent, on the one hand, and the Financing Sources party to the Financing Commitments or Financing Agreements, on the other hand, with respect to the obligation to fund or invest, as applicable, the Financing or the amount of the Financing to be funded or invested, as applicable, at the Closing, or (D) any reason Parent believes or has determined that it will not be able to obtain all or any portion of the Financing on terms and conditions contemplated by any of the Financing Commitments or Financing Agreements or will be unable to obtain Alternative Debt Financing.

(d) If all or any portion of the Debt Financing expires, terminates or becomes or would reasonably be expected to become unavailable prior to the Closing on the terms and conditions contemplated in the Debt Financing Commitment or the Financing Agreements applicable to such Debt Financing for any reason, or any of the Debt Financing Commitment or the Financing Agreements applicable to such Debt Financing shall be withdrawn, terminated, repudiated or rescinded for any reason, in each case such that the amount of the Debt Financing is not sufficient, when added to any portion of the Financing that is and will be available prior to or at the Closing, to pay the Required Amount on the Closing Date, Parent shall (i) promptly upon becoming aware thereof, notify the Company in writing of such event and the reasons giving rise to such event, promptly following the occurrence of such event, (ii) use, and Merger Sub shall use, its commercially reasonable efforts to arrange and obtain, as promptly as possible following the occurrence of such event (and in any event no later than the Closing), and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources, in an amount sufficient, when added to any portion of the Financing that is and will be available prior to or at the Closing and available cash of the Parent and Merger Sub, to pay the Required Amount on the Closing Date (“Alternative Debt Financing”), and (iii) obtain a new financing commitment letter (together with its related term sheets and fee letters, collectively, the “Alternative Debt Financing Commitment”) or a new definitive agreement with respect thereto (any such agreements, collectively, the “Alternative Debt Financing Agreements”) that provides for financing (A) on terms and conditions (including structure, covenants and pricing) that are not materially less favorable or materially more onerous (including by way of the imposition of new conditions or expansion of existing conditions), taken as a whole, to Parent and Merger Sub than the terms and conditions to the funding of the Debt Financing on the Closing Date as set forth in the Debt Financing Commitment without the Company’s written consent and (B) in an amount that is sufficient, when added to any portion of the Financing that is and will be available prior to or at the Closing and available cash of the Parent and Merger Sub, to pay the Required Amount. In such event, Parent shall deliver true, correct and complete fully executed copies of any Alternative Debt Financing Commitment or Alternative Debt Financing Agreements (which, in the case of any associated fee letter, may be customarily redacted with respect to fee amounts, pricing and other economic terms, none of which redacted terms would reasonably be expected to adversely affect availability or conditionality, or reduce (below the Required Amount) the aggregate principal amount of, the Alternative Debt Financing), as applicable, to the Company, and, thereafter, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing (and consequently the term “Financing” shall include the Equity Financing, any available portion of the then-existing Debt Financing and the Alternative Debt Financing), and the terms “Debt Financing Commitment” and “Financing Agreement”, in each case, as used in this Agreement shall be deemed to include any Alternative Debt Financing Commitment and any Alternative Debt Financing Agreement, respectively.

(e) Prior to the Effective Time, and in all cases subject to the limitations set forth in, and prior to the termination of, this Agreement, the Company shall, and shall use its commercially reasonable efforts to cause each of its applicable Subsidiaries and its and their respective Representatives to, use its and their respective commercially reasonable efforts to provide Parent, at Parent’s sole cost and expense, with such reasonable and customary cooperation as may be reasonably requested in writing by Parent in each case, to assist Parent and Merger Sub in arranging the Debt Financing, including the use of commercially reasonable efforts to (provided that the foregoing commercially reasonable efforts standard shall not apply with respect to the Company and its applicable Subsidiaries (but shall apply with respect to its and their respective Representatives) with respect to clause (iv)):

(i) upon reasonable prior written notice and at reasonable times, cause the reasonable participation by appropriate and applicable senior management of the Company in a reasonable number of meetings and presentations with prospective lenders upon reasonable prior written notice (but not more than one primary bank meeting) and customary ratings agency presentations, in each case, on a telephonic basis;

(ii) provide reasonable and customary assistance with the preparation of customary materials for bank information memoranda and similar documents reasonably necessary in connection with the Debt Financing (including providing customary authorization and representation letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors and containing representations with respect to the presence of or absence of material non-public information relating to the Company and its Subsidiaries and the accuracy of the information relating to the Company and its Subsidiaries contained therein;

(iii) furnish Parent reasonably promptly with the Company SEC Documents and other historical financial statements of the Company (the “Required Financial Information”); provided, however, with respect to such other historical financial statements, the Company shall only be obligated to deliver such applicable financial statements to the extent they may be reasonably obtained from the books and records of the Company and its Subsidiaries (and solely at the times the Company typically prepares such statements or information) without undue effort or expense, and in no event shall the Required Financial Information be deemed to include or shall the Company otherwise be required to provide (x) pro forma financial statements or pro forma adjustments related to the Debt Financing, projections or other prospective information or (y) any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments; or (C) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;

(iv) provide, at least four (4) Business Days prior to the Closing Date, to the extent requested by Parent or its financing sources at least eight (8) Business Days prior to the anticipated Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and beneficial ownership regulations (including beneficial ownership certifications under 31 C.F.R. § 1010.230);

(v) provide reasonable and customary assistance with the preparation of, and execution and delivery at Closing, the Financing Agreements (including schedules thereto) and facilitating the pledging of collateral in connection with the Debt Financing, including executing and delivering as of, but not effective before, the Closing any customary pledge and security documents, currency or interest hedging arrangements or other customary definitive financing documents, a solvency certificate (in the form attached to the Debt Commitment Letter as of the date hereof), as may reasonably requested by Parent to the extent required by the terms of the Debt Commitment Letter; provided, that the effectiveness of any documentation executed by the Company or any of its Subsidiaries shall be subject to the occurrence of the Closing;

(vi) take reasonable corporate actions, subject to and only effective upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing in accordance with the Debt Commitment Letter; and

(vii) reasonably cooperate in the replacement or backstop of any outstanding letters of credit issued for the account of the Company or its Subsidiaries, providing the Payoff Letters and Lien terminations, and delivering prepayment or redemption notices in a timely manner with respect thereto.

(f) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall require any such cooperation or efforts from the Acquired Companies, its Affiliates and its and their respective Representatives in connection with the Debt Financing to the extent that it would or would reasonably be expected to (i) cause any representation, warranty or covenant in this Agreement to be breached by the Acquired Companies or its Affiliates, require any waiver or amendment of any term of this Agreement or cause any condition to the Closing set forth in Article 6 to fail to be satisfied, (ii) prior to the Closing, require any Acquired Company or any of its Affiliates or any of its or their respective Representatives to pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses, costs, liabilities or obligations or otherwise issue or provide or agree to any indemnities in connection with the Debt Financing, (iii) require any Acquired Company or any of its Affiliates or any of its or their respective Representatives to enter into, execute, deliver, approve, modify or perform any agreement, instrument, certificate (including solvency or similar certificates from a financial or similar officer) or other documentation (other than customary authorization and representation letters described in clause (e)(ii) above) effective prior to the Effective Time, (iv) unreasonably interfere (in the reasonable judgement of the Acquired Companies) with the conduct or ongoing business of any Acquired Company, (v) create an obligation to prepare or deliver (A) any pro forma financial information, projections or other forward-looking financial information, (B) any other financial information for any Acquired Company that is not currently readily available or prepared in the ordinary course of business of the Acquired Companies at the time requested by Parent, (C) a description of all or any portion of the Debt Financing, including any “description of notes” or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (D) risk factors relating to all or any component of the Debt Financing or (E) any other information required by Rules 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of nonconvertible high-yield debt securities under Rule 144A promulgated under the Securities Act, (vi) change any fiscal period; (vii) require any Acquired Company or any of their Affiliates or any of its or their respective Representatives to adopt any resolutions, execute any consents or otherwise take any corporate or similar action in connection with the Debt Financing unless Parent and Merger Sub shall have determined that the directors and managers of any Person are to remain as directors and managers of such Person on and after the Closing and such resolutions are contingent upon the occurrence of, or only effective as of Closing, (viii) require the Acquired Companies or any of their Affiliates or any of its or their respective Representatives to deliver any legal opinion or reliance letters or comfort letter or opinion of any of its Representative, (ix) after using commercially reasonable efforts to provide such access or disclose such information in a manner that does not jeopardize such attorney-client privilege, attorney work product protections or other applicable legal privilege or confidentiality obligations, provide access to or disclose any information that the Company determines in good faith would reasonably be expected to jeopardize attorney-client privilege, attorney work product protections or other applicable legal privilege or confidentiality obligations binding on the Company or any of its Subsidiaries or Affiliates, (x) take any action that the Company determines in its reasonable judgment would reasonably be excepted to conflict with or violate the organizational documents of the Acquired Companies or any applicable Laws or fiduciary duty or would result in a contravention, violation or breach of, or default under, any material Contract or material permit to which any Acquired Company is a party or by which it or any of its property is bound, (xi) cause any officers, directors, manager or employees, advisors of the Acquired Companies or any of their Affiliates to incur or take any other action that would reasonably be expected to result in any actual or potential personal liability, (xii) other than to the extent set forth in customary authorization and representation letters described in clause (e)(ii) above, require any Acquired Company to make any representations, warranties or certifications effective prior to the Effective Time or (xiii) require any Acquired Company to cause or permit any liens to be placed on any of its property effective prior to the Effective Time. None of the Acquired Companies shall be required to be an issuer or obligor with respect to the Debt Financing prior to the Effective Time.

(g) The Company hereby consents to the customary use of its and its Subsidiaries’ logos in connection with the Debt Financing in a manner usual and customary for debt financings of a type similar to the Debt Financing so long as the Company has a reasonable opportunity to preview and consent to such use of logos and such logos (i) are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) are used solely in connection with a description of the Company, its business and products or the Merger (including in connection with any marketing materials related to the Debt Financing).

(h) All non-public or other confidential information provided by the Acquired Companies or any of their Affiliates or Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any Financing Sources in connection with any marketing efforts with respect to the Debt Financing (and, in each case, to their respective counsel, auditors and other Representatives); provided that the recipients of such information (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other confidentiality undertakings at least as restrictive as the Confidentiality Agreement and of which the Company is a beneficiary.

(i) The Company and the Subsidiaries and their respective Affiliates and Representatives shall have no liability whatsoever to Parent or Merger Sub or any other Person in respect of any financial information or data or other information provided solely pursuant to this Section 5.6. Parent and Merger Sub shall reimburse the Company promptly (and in any event, within five Business Days) upon demand for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ and accountants’ fees and expenses and other professional fees and expenses and documented travel costs) incurred by the Company or any of its Subsidiaries or Representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.6, except that Parent and Merger Sub shall have no obligation to reimburse (A) any ordinary course amounts payable to Representatives of the Company or its Subsidiaries with respect to services provided prior to the Closing and (B) any other amounts that would have been incurred in connection with the transaction contemplated hereby regardless of the Debt Financing. Parent shall indemnify and hold harmless the Company and its Subsidiaries and its Affiliates and its and their respective Representatives, and the successors and assigns of each of the foregoing Persons, from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any obligations with respect to the cooperation provided pursuant to this Section 5.6 or any information utilized in connection therewith. Notwithstanding anything to the contrary in this Section 5.6, in no event shall Parent be obligated to reimburse, indemnify or otherwise pay or hold harmless any Persons pursuant to Section 5.6 to the extent such liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid resulted, as determined by a final court not subject to appeal, from the bad faith, willful misconduct or gross negligence of such Person or its Representatives. Parent’s and Merger Sub’s reimbursement and indemnification obligations pursuant to this Section 5.6(i) are referred to collectively as the “Reimbursement Obligations”.

(j) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.6 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. Parent and Merger Sub acknowledge and agree that obtaining the Financing is not a condition to the Closing; and notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub’s obligations hereunder are not conditioned in any manner upon Parent obtaining the Financing, or any other financing. If the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article 6, to consummate the Merger and the other transactions contemplated under this Agreement.

(k) Notwithstanding anything to the contrary in this Agreement, the Company shall be deemed not to have breached any of its obligations under this Section 5.6 for the purposes of any condition set forth in Article 6 unless (i) any Acquired Company has materially breached its obligations under this Section 5.6, (ii) Parent provided written notice to the Company of such breach, providing reasonable detail in good faith of steps required to cure such breach, (iii) the Acquired Companies have not reasonably promptly taken such steps or otherwise cured such breach (and in any event, with reasonably sufficient time prior to the End Date to consummate the Debt Financing) and (iv) such material breach has been the proximate cause of any debt Financing not to be obtained on the Closing Date.

Section 5.7. Access; Confidentiality.

(a) Upon reasonable advance written notice and solely for purposes of furthering the Transactions or integration planning relating thereto, the Company shall afford Parent and Parent’s Representatives reasonable access, during normal business hours between the date of this Agreement and the earlier of the Effective Time and the date of termination of this Agreement, to the Acquired Companies’ properties, personnel, books and records, Contracts and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its business as Parent may reasonably request; provided, however, that the Acquired Companies shall not be required to permit any inspection or other access, or to disclose any information to the extent: (i) such disclosure in the reasonable judgment of the Company could: (a) result in the disclosure of any trade secrets of Third Parties; (b) violate any obligation of the Acquired Companies with respect to confidentiality, non-disclosure or privacy; (c) jeopardize protections afforded to any of the Acquired Companies under the attorney-client privilege or the attorney work product doctrine; or (d) violate any Law; provided, that the Company shall provide Parent with a description of such information not disclosed and use commercially reasonable efforts to implement alternative disclosure arrangements for Parent to evaluate such information without resulting in a violation of the foregoing clauses (a) through (d) or (ii) subject to Section 5.2, any such information relates to an Acquisition Proposal; and provided further that any such access shall be afforded and any such information shall be furnished solely at Parent’s expense. Any access to the properties of the Acquired Companies shall be subject to their reasonable security measures and insurance requirements and will not include the right to perform invasive testing. Nothing in this Section 5.7 shall be construed to require any Acquired Company to (x) prepare any financial statements, projections, reports, analyses, appraisals or opinions that are not readily available or prepared by the Acquired Companies in the ordinary course of business or (y) disclose any personnel records of such Acquired Company relating to individual performance or evaluation records, medical histories or other personal information if such disclosure is prohibited by Law. All requests for access pursuant to this Section 5.7(a) must be directed to the General Counsel of the Company or another person designated in writing by the Company.

(b) Each of Parent and Merger Sub agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.7 (or otherwise pursuant to this Agreement) for any competitive or other purpose unrelated to the Transactions contemplated by this Agreement.

(c) Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement. All information provided by or on behalf of the Acquired Companies pursuant to this Agreement or obtained by Parent and its Representatives pursuant to Section 5.7(a) shall be treated as confidential information of the Acquired Companies for purposes of the Confidentiality Agreement; provided that, notwithstanding anything to the contrary contained in the Confidentiality Agreement, after the execution of this Agreement, Parent shall not require the Company’s prior consent and is expressly permitted to share confidential information to its sources of financing for the Merger (including the Financing Sources) that are subject to confidentiality restrictions.

Section 5.8. Interim Operations of Merger Sub. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 5.9. Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior written consent of the other party; provided that (i) a party hereto may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules or requirements of NYSE if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent, in each case, prior to such issuance but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, (ii) the Company shall not be obligated to engage in such consultation with respect to communications that are (A) principally directed to employees, customers, Channel Partners, technology or other partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party) not in violation of this Section 5.9 or (B) related to an Acquisition Proposal, Superior Proposal, Change in Recommendation or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each, only to the extent the Company has complied with Section 5.2 and Section 5.3, and (iii) Parent, Merger Sub and their Affiliates shall not be required to consult with the Company before making any statements or disclosures with respect to this Agreement or the transactions contemplated by this Agreement (which does not include, for the avoidance of doubt, Evaluation Material as defined in the Confidentiality Agreement) of the Acquired Companies) (A) to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions or (B) on such Person’s website or social media channels in the ordinary course of business (but with respect to such statements, only to the extent that such statements are consistent with the previous press releases, public disclosures or public statements made jointly by the Company and Parent (or individually if approved by the other party)).

Section 5.10. Other Employee Benefits.

(a) For a period of twelve (12) months immediately following the Closing Date (or, if earlier, the termination date of the applicable Continuing Employee), Parent shall, or shall cause the Surviving Corporation to, provide to each employee of the Acquired Companies as of immediately prior to the Closing Date who continues employment with Parent, the Surviving Corporation, or any Subsidiary of Parent or the Surviving Corporation immediately following the Closing Date (each, a “Continuing Employee”) with (i) (A) base salary or base hourly wage rate (as applicable) and (B) target annual cash incentive compensation opportunity (including bonuses and commissions, but excluding long-term incentive, equity or equity-based or retention, transaction or change in control bonus arrangements), in each case in an amount at least equal to the level that was provided to each such Continuing Employee as of immediately prior to the Effective Time, and (ii) employee benefits (including health, welfare and defined contribution retirement benefits, but excluding defined benefit pension, equity or equity-based, long-term incentive, severance, nonqualified deferred compensation, change in control, retention and retiree health or welfare benefits) that are no less favorable in the aggregate than those provided to each such Continuing Employee as of immediately prior to the Effective Time (subject to the same exclusions).

(b) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, ensure that each Continuing Employee receives full credit for purposes of eligibility to participate, vesting, paid time off and vacation benefit accrual, and determination of severance benefits) for service with the Acquired Companies (or predecessor employers to the extent the Company provides such past service credit) prior to the Closing under the employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such employees become participants to the same extent and for the same purpose as such service was credited to such Continuing Employee under the corresponding Company Benefit Plan immediately prior to the Closing; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of compensation or benefits. As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Effective Time, which shall not be subject to accrual limits or forfeiture.

(c) During the plan year in which the Effective Time occurs, with respect to each benefit plan maintained by Parent or the Surviving Corporation that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate (each, a “Parent Welfare Plan”), Parent shall cause the Surviving Corporation to use commercially reasonable best efforts to cause each such Parent Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Benefit Plan in which such Continuing Employee was a participant immediately prior to such Continuing Employee’s commencement of participation in such Parent Welfare Plan but, with respect to short- or long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s or its applicable Subsidiary’s applicable insurance contracts in effect as of the Effective Time; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 5.10(b) shall control solely for that purpose; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid by such Continuing Employee during the portion of the plan year prior to the Closing Date in satisfying any applicable maximum out-of-pocket or deductible requirements under such Parent Welfare Plan that is a group health plan for the applicable plan year, to the extent that such expenses were recognized for such purposes under the comparable Company Benefit Plan.

(d) The Surviving Corporation shall honor in accordance with their terms and all the rights and obligations thereunder, all existing severance, change in control and separation pay plans, agreements and arrangements applicable to employees of the Acquired Companies and in effect as of the date of this Agreement. Parent hereby acknowledges that the consummation of the Merger constitutes a “change of control”, a “change in control” or a “sale event” (or a term of similar import) for purposes of any Company Benefit Plan that contains a definition of “change of control”, a “change in control” or a “sale event” (or a term of similar import), as applicable.

(e) Nothing in this Section 5.10 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to or establishment of any particular Company Benefit Plan or other benefit or compensation plan, program, agreement or arrangement, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of its benefit or compensation plans, programs, agreements or arrangements in accordance with their terms, (iii) create a right in any employee to employment with Parent, the Surviving Corporation or any Acquired Company, or (iv) create any third-party beneficiary rights in any Person (other than the parties hereto), including with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any Acquired Company or under any benefit plan which Parent, any Acquired Company or the Surviving Corporation may maintain.

Section 5.11. Compensation Arrangements. Prior to the Effective Time, the compensation committee of the Company Board (the “Compensation Committee”) will cause each Company Benefit Plan and Company employment agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 5.12. Director and Officer Indemnification, Exculpation and Insurance.

(a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain directors’ and officers’ liability insurance in respect of any acts, errors, omissions, facts or events occurring before the Effective Time, including in respect of this Agreement and the Transactions, covering each such person currently covered by the Company’s directors’ and officers’ liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 5.12(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the annual premium most recently paid by the Company prior to the date of this Agreement for such insurance (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Parent shall, and shall cause the Surviving Corporation to, maintain policies of insurance that, in Parent’s and the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, after reasonable consultation with Parent, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six (6) years from and after the Effective Time with respect to claims arising from any acts, errors, omissions, facts or events that occurred on or before the Effective Time (including matters that continue after the Effective Time that are interrelated to claims arising on or before the Effective Time), including in respect of this Agreement and the Transactions; provided, however, that the amount paid for such prepaid policies does not exceed 400% of the Current Premium. Nothing in this Agreement shall restrict the Company from obtaining such policies.

If any such prepaid policies described in this Section 5.12(a) have been obtained prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain any and all such policies in full force and effect for their full term, and continue to honor the obligations thereunder. In addition to the runoff policies described in this Section 5.12(a), prior to the Effective Time, the Company may, in its discretion, also purchase an extension of the Company’s current directors’ and officers’ liability insurance for up to an additional one (1) year period beyond the current expiration date of such insurance, which shall be on substantially the same terms with respect to coverage and in an amount no less favorable than those in effect on the date hereof, and the annual premium shall not exceed 300% of the annual premium most recently paid by the Company or any of its Subsidiaries with respect to the directors’ and officers’ liability insurance in effect as of the date hereof.

(b) For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts, errors, omissions, facts or events occurring at or prior to the Effective Time, including with respect to this Agreement and the Transactions (and whether asserted or claimed prior to, at or after the Effective Time) in favor of the current or former directors or officers of any Acquired Company including pursuant to the Organizational Documents of any Acquired Company, and any indemnification or other similar agreements of any Acquired Company, in each case as in effect as of immediately prior to the Effective Time, shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation and the other Acquired Companies to perform their obligations thereunder; provided that all rights to indemnification, advancement of expenses and exculpation in respect of any claim asserted or made, and for which an Indemnified Party delivers a written notice to Parent within such six (6) year period asserting a claim for such protections pursuant to this Section 5.12, shall continue until the final disposition of such claim provided that the indemnified person to whom expenses are advanced provides an undertaking (which shall not include posting of any collateral) to repay such advances if it is ultimately determined by a court of competent jurisdiction in a final and non-appealable adjudication that such Indemnified Person is not entitled to indemnification. Such undertaking shall be made without regard to indemnitee’s ultimate entitlement to indemnification or ability to repay such advances and no other form of undertaking shall be required. Without limiting the foregoing, for a period of six (6) years from the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent required by the Organizational Documents of any Acquired Company in effect as of the date of this Agreement and any indemnification or other similar agreements of any Acquired Company set forth on Section 5.12(b) of the Company Disclosure Schedule: (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred), judgments, damages, losses, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any demand, action, suit or other Legal Proceeding (whether civil, administrative, investigative or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness, and regardless of whether such Legal Proceeding is brought before, at or after the Effective Time) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer of the Company or any Subsidiary of the Company or otherwise in connection with any action taken or not taken at the request of the Company or any Subsidiary of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened (including any Indemnified Party Proceeding relating in whole or in part to this Agreement and the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party) to the fullest extent permitted by applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement in effect as of the date hereof between any Acquired Company and any Indemnified Party; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Organizational Documents of any Acquired Company as in effect as of immediately prior to the Effective Time. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. If Parent or the Surviving Corporation fails to comply with its obligations in this Section 5.12(b) and an Indemnified Party commences a suit which results in a determination that Parent or the Surviving Corporation failed to comply with such obligation, Parent shall pay such Indemnified Party his or her costs and expenses (including reasonable fees and expenses of legal counsel) in connection with such suit.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.12.

(d) The provisions of this Section 5.12 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, exculpation, advancement or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 5.12). Parent and the Surviving Corporation jointly and severally agree to pay or advance, upon the written request of an Indemnified Party, all costs, fees and expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing their indemnity rights and other rights provided in this Section 5.12.

Section 5.13. Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the Transactions, including any dispositions of shares of Company Common Stock (including any Company Equity Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 5.14. Transaction Litigation. The Company shall as promptly as reasonably practicable notify Parent in writing of, and shall give Parent the opportunity to participate in the defense of, any Transaction Litigation; provided, however, that the Company shall control such defense and this Section 5.14 shall not give Parent the right to direct such defense. The Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and provide Parent the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted on behalf of the Company prior to such filing or submission, and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith. Notwithstanding anything to the contrary set forth in this Section 5.14, the Company may not compromise or settle, or agree to compromise or settle, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties to defend any Transaction Litigation.

Section 5.15. Delisting of Company Common Stock. The Surviving Corporation shall cause the Company Common Stock to be de-listed from NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 5.16. Takeover Laws. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws or regulations may become, or may purport to be, applicable to the Transactions, each of Parent, Merger Sub and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any such Laws or regulations on any of the Transactions.

Section 5.17. Payoff Letters. At least three (3) Business Days prior to the Closing, the Company will deliver to Parent draft copies of payoff letters (subject to delivery of funds as arranged by Parent) (the “Payoff Letters”), in customary form and substance reasonably satisfactory to Parent, from the relevant creditor under the indebtedness set forth on Section 5.17 of the Company Disclosure Schedule that is expressly required under this Agreement to be paid off on the Closing Date (the “Payoff Indebtedness”), which payoff letter shall indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to such Payoff Indebtedness as of the Closing Date (the “Payoff Indebtedness Amount”). On or prior to the Closing Date, the Company shall deliver to Parent executed copies of such Payoff Letter.

ARTICLE 6

CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

Section 6.1. Conditions to the Obligations of Each Party. The obligation of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

(a) the Company Stockholder Approval shall have been obtained;

(b) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent and applicable jurisdiction and remain in effect, and there shall not be any Law enacted that makes consummation of the Merger illegal that remains in effect; and

(c) The applicable waiting period, or any extension thereof, under the HSR Act relating to the transactions contemplated by this Agreement has expired or been terminated.

Section 6.2. Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, or waiver by Parent, at or prior to Closing, of the following conditions:

(a) (i) the representations and warranties of the Company set forth in Section 3.1 (Corporate Existence and Power), Section 3.2 (Corporate Authorization), Section 3.5(b) and Section 3.5(d) (Capitalization) and Section 3.24 (Brokers’ Fees) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date); (ii) the representations and warranties of the Company set forth in Article 3 of the Agreement (other than the representations and warranties listed in Section 6.2(a)(i) and Section 6.2(a)(iii)) shall be true and correct as of the Effective Time as though made on and as of such date and time (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date); provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this Section 6.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct if the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, shall not have resulted in a Company Material Adverse Effect that is continuing at the Effective Time and (iii) the representations and warranties set forth in Section 3.5(a) and Section 3.5(c) (Capitalization) shall be true and correct in all respects on the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct in all respects as of such earlier date); provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this Section 6.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct if the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, would not reasonably be expected to result in additional cost, expense or liability to the Acquired Companies and Parent, individually or in the aggregate, of more than $7,500,000;

(b) the Company shall have performed or complied in all material respects with the obligations or covenants that are required to be performed by it prior to the Effective Time under this Agreement;

(c) the Company shall have delivered to Parent, dated as of the Effective Time, a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in the foregoing Section 6.2 (a), (b) and (d) have been satisfied as of immediately prior to the Effective Time; or

(d) since the date of the Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing at the Effective Time.

Section 6.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, or waiver by the Company, at or prior to Closing, of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in Article 4 of this Agreement shall be true and correct on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement;

(b) Parent and Merger Sub shall each have performed or complied in all material respects with the obligations or covenants that are required to be performed by it prior to the Effective Time under this Agreement, and such failure to perform or comply shall have been cured at or prior to the Effective Time; and

(c) the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE 7

TERMINATION

Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned:

(a) by mutual written agreement of the Company and Parent (notwithstanding any approval of this Agreement by the stockholders of the Company);

(b) by either Parent or the Company, upon written notice to the other party, at any time after February 11, 2026 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(c) by either Parent or the Company, upon written notice to the other party, if (i) there shall be any Law enacted after the date hereof and remaining in effect that makes consummation of the Merger illegal, or (ii) any Governmental Entity of competent and applicable jurisdiction shall have issued a permanent injunction or other permanent Order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such permanent injunction or other permanent Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of, or resulted in, the issuance, entry or continuing existence of any such Law or permanent Order;

(d) by either Parent or the Company, upon written notice to the other party, if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of, or has proximately resulted in, the failure to obtain the Company Stockholder Approval;

(e) by Parent, upon written notice to the Company, at any time prior to receipt of the Company Stockholder Approval, if the Company Board shall have effected a Change in Recommendation (provided that, any written notice, including pursuant to Section 5.3(b), of the Company’s intention to make a Change in Recommendation in advance of making a Change in Recommendation shall not result in Parent having any termination rights pursuant to this Section 7.1(e);

(f) by the Company, upon written notice to Parent, at any time prior to the receipt of the Company Stockholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, however, that the Company shall prior to or substantially concurrently with, and as a condition to, such termination, pay, or cause to be paid, the Company Termination Fee to Parent pursuant to Section 7.3(b); provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(f) if the applicable Superior Proposal was solicited in material violation of or resulted from a breach of Section 5.2 (other than a breach that is immaterial and unintentional);

(g) by Parent, upon written notice to the Company, (i) a breach of any representation or warranty in Article 4 or failure to perform any covenant or obligation contained in this Agreement on the part of the Company shall have occurred that would cause a failure of any of the conditions set forth in Section 6.2 to exist, and (ii) such breach cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured upon the earlier of the End Date and thirty (30) days following the date Parent gives the Company written notice of such breach or failure; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.1(g) if either Parent or Merger Sub is in breach of its representations, warranties, covenants or obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 7.1(h);

(h) by the Company, upon written notice to Parent, if (i) a breach of any representation or warranty in Article 5 or failure to perform any covenant or obligation contained in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case, that would cause a failure of any of the conditions set forth in Section 6.3 to exist, and (ii) such breach cannot be cured by Parent by the End Date, or if capable of being cured in such time period, shall not have been cured upon the earlier of the End Date and thirty (30) days following the date the Company gives Parent written notice of such breach of failure; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(h) if the Company is in breach of its representations, warranties, covenants or obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 7.1(g); or

(i) by the Company, upon written notice to Parent if (i) all of the conditions with respect to the Merger set forth in Article 7 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing (but subject to such conditions being capable of being satisfied or waived at the Closing)), (ii) Parent fails to consummate the Merger by the time the Closing was required to occur under Section 5.3, (iii) the Company has provided written notice to Parent (A) of the Company’s intention to terminate the Agreement pursuant to this Section 7.1(i) if Parent fails to consummate the Closing in accordance with the terms and conditions hereof and (B) that the Company is ready, willing and able to consummate the Closing on such date of notice and at all times during the three (3) Business Day period immediately thereafter and (iv) Parent fails to consummate the Closing within three (3) Business Days following delivery of such confirmation.

Section 7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that: (a) this Section 7.2, Article I and the applicable definitions elsewhere in this Agreement, Section 5.7(b), Section 5.7(c), Section 7.3 and Article 8 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include, in the case of liabilities or damages payable by Parent or Merger Sub, the benefit of the bargain lost by the Company and holders of Company Common Stock (taking into consideration relevant matters, including the aggregate amount of the Merger Consideration) arising out of its Willful and Material Breach of any provision of this Agreement or any other agreement delivered in connection herewith or any common law fraud (with scienter), subject only, with respect to any such liabilities of the Company, to Section 7.3(b) and Section 7.3(e), and with respect to any such liabilities of Parent or Merger Sub, to the Parent Liability Limitation. For the avoidance of doubt, in the event of termination of this Agreement, the Financing Sources will have no liability to the Company, any of its Affiliates or Representatives, or any of its or their direct or indirect equity holders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing (including for fraud or any Willful and Material Breach). To the extent Parent or Merger Sub is required to pay damages in connection with the termination of this Agreement that exceed the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the Transactions, including any disputes related thereto, such excess represents an amount of damages payable in respect of losses suffered by the Company and by Persons who are holders of Company Common Stock as of the date on which this Agreement is terminated in respect of such Person’s shares of Company Common Stock. The parties’ rights and remedies under the Confidentiality Agreement, the Equity Commitment Letter or the Guarantee shall not be affected by a termination of this Agreement. Nothing shall limit or prevent any party from exercising any rights it may have under Section 8.11(a) in lieu of terminating this Agreement pursuant to Section 7.1.

Section 7.3. Expenses; Termination Fee.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Merger and the other Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. In furtherance of the foregoing, (i) Parent shall pay all filing fees payable for filings required pursuant to the HSR Act or any other applicable Antitrust and Foreign Investment Laws in connection with the Merger or the other Transactions, and (ii) all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the Merger or the other Transactions shall be paid by Parent and Merger Sub when due.

(b) If: (i) (A) this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(b) or (d) (provided that with respect to any such termination by the Company, the right to terminate this Agreement pursuant to Section 7.1(b) or (d), as applicable, is then available to Parent), (B) following the date hereof and prior to the time of the termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced (and such Acquisition Proposal shall not have been publicly withdrawn prior to the time of the termination of this Agreement) and (C) the Company enters into a definitive agreement within twelve (12) months after such termination to effect such Acquisition Proposal, which Acquisition Proposal is subsequently consummated (with all references to “twenty percent (20%) or more” and “less than eighty (80%)” in the definition of Acquisition Proposal being treated as “more than fifty percent (50%) or less than fifty percent (50%), respectively” for purposes of this clause (i)); (ii) this Agreement is terminated by Parent pursuant to Section 7.1(e); or (iii) this Agreement is terminated by the Company pursuant to Section 7.1(f), then in the case of each of clauses (i) through (iii), the Company shall pay or cause to be paid to Parent, the Company Termination Fee. Any Company Termination Fee shall be paid: (x) in the case of clause (i) of the preceding sentence of this Section 7.3(b), substantially concurrently with the consummation of the transactions contemplated by such Acquisition Proposal, (y) in the case of clause (ii) of the preceding sentence of this Section 7.3(a) within two (2) Business Days following termination of this Agreement and (z) in the case of clause (iii) of the preceding sentence of this Section 7.3(b), prior to or substantially concurrently with and as a condition to termination of this Agreement under Section 7.1(f). Any Company Termination Fee due under this Section 7.3(b) shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. The Company Termination Fee shall be payable only once with respect to this Section 7.3(b) and not in duplication, even though the Company Termination Fee may be payable under one or more provisions hereof. In the event that Parent shall become entitled to payment of the Company Termination Fee, the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company, any of its Subsidiaries or any of their respective current, former or future directors, officers, employees, equityholders, agents or Representatives or Affiliates (collectively, the “Company Related Parties”) shall have any further liability, whether pursuant to a claim in law or in equity, to Parent, Merger Sub or any of their respective Affiliates or any other Person, and none of Parent, Merger Sub or any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company, any of its Subsidiaries or any of the Company Related Parties for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions, or any matters forming the basis for such termination.

(c) Parent shall pay promptly, but no later than five (5) Business Days after the applicable termination, to the Company a termination fee in the amount of $98,600,000 (the “Parent Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by the Company:

(i) if this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(b) if at such time the Company has the right to terminate pursuant to Section 7.1(h) or Section 7.1(i);

(ii) if this Agreement is validly terminated by the Company pursuant to Section 7.1(h); or

(iii) if this Agreement is validly terminated by the Company pursuant to Section 7.1(i).

(d) The Parent Termination Fee shall be payable only once with respect to Section 7.3(c) and not in duplication, even though the Parent Termination Fee may be payable under one or more provisions hereof. In the event that the Company shall become entitled to payment of the Parent Termination Fee, the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any of its respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their Subsidiaries or any of their respective current, former or future directors, officers, employees, equityholders, agents or Representatives or Affiliates (collectively, the “Parent Related Parties”) or the Financing Sources shall have any further liability, whether pursuant to a claim in law or in equity, to the Company or any of its respective Affiliates or any other Person, and none of Company or any of its respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub, any of their Subsidiaries or any of the Parent Related Parties or the Financing Sources for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions, or any matters forming the basis for such termination.

(e) The parties acknowledge and agree that in no event will either the Company or Parent be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as the case may be, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Notwithstanding anything to the contrary in this Agreement, while each of the Company and Parent may pursue both a grant of specific performance or other equitable relief under Section 8.11 and the payment of monetary damages in accordance with the terms hereof or the Parent Termination Fee or Company Termination Fee, as applicable, under no circumstances shall the Company or Parent (or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives) be entitled to receive both (i) a grant of specific performance or other equitable relief that results in the Merger occurring and (ii) monetary damages or the payment of the Parent Termination Fee or Company Termination Fee, as applicable, in connection with this Agreement or any termination of this Agreement.

(f) The Company and Parent acknowledge and agree that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the Company and Parent would not enter into this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or Parent shall fail to pay the Parent Termination Fee when due, and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 7.3(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 7.3(c) or any portion thereof, as applicable, then the non-paying Party will pay or cause to be paid to the other Party interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee became due, at a rate equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (collectively, “Enforcement Expenses”).

(g) Notwithstanding anything to the contrary in this Agreement, but subject to the last sentence of this Section 7.3(g), under no circumstances will the collective monetary damages payable by the Parent Related Parties) under this Agreement (taking into account the payment of the Parent Termination Fee pursuant to this Agreement), the Equity Commitment Letter or the Guarantee, or any transactions contemplated hereby or thereby, exceed an amount, in the aggregate, equal to the amount of the Parent Termination Fee plus the Reimbursement Obligations and Enforcement Expenses (such aggregate amount, the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award in excess of the Parent Liability Limitation against the Parent Related Parties, and in no event will the Company or its Subsidiaries be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Guarantee or the transactions contemplated hereby and thereby (including any breach by the Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure. Notwithstanding the foregoing, for the avoidance of doubt, this Section 7.3(g) will not relieve Parent from any liability for breaches of the Confidentiality Agreement or pursuant to Section 7.3(a).

ARTICLE 8

MISCELLANEOUS PROVISIONS

Section 8.1. Amendment. Any provision of this Agreement may be amended, modified, supplemented or waived prior to the Effective Time if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each party to this Agreement (or their respective boards of directors, if required) or, in the case of a waiver, by each party against whom the waiver is to be effective (or its board of directors, if required); provided, however, that following Company Stockholder Approval, this Agreement may not be amended, modified or supplemented in a manner that requires the approval of the stockholders of the Company under the DGCL unless such required further approval is obtained.

Section 8.2. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 8.3. No Survival of Representations, Warranties and Covenants. None of the representations, warranties and covenants of the Company contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the Effective Time; provided, however, that this Section 8.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.4. Entire Agreement; No Reliance. This Agreement, the Confidentiality Agreement, the Support Agreements, the Equity Commitment Letter and the Guarantee, the exhibits and schedules to this Agreement, and the Company Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto. Without limiting the generality of the foregoing: (a) Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3 (including the Company Disclosure Schedule) or in the certificate delivered pursuant to Section 6.2(c), that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule) or in the certificate delivered pursuant to Section 6.2(c), and that no employee, agent, advisor or other Representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) without limiting the foregoing, Parent and Merger Sub acknowledge and agree that neither the Company nor any of its Representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available to Parent or Merger Sub and its Representatives except as expressly set forth in this Agreement, and neither the Company nor any other Person shall be subject to any liability to Parent or Merger Sub or any other Person resulting from the Company’s furnishing or making available to Parent or Merger Sub or Parent’s or Merger Sub’s use of such information, or any information, documents or material made available to Parent or Merger Sub in any due diligence materials provided to Parent or Merger Sub, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the Transactions; (c) without limiting the foregoing, Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent, or otherwise regarding the future revenues, future expenses, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business, operations or prospects of the Company; and (d) the Company acknowledges and agrees that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 or in the certificate delivered pursuant to Section 6.3(c), that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5 or in the certificate delivered pursuant to Section 6.3(c), and that no Representative of Parent or Merger Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

Section 8.5. Governing Law; Jurisdiction. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, including its statute of limitations, without giving effect to principles of conflicts of law. Each of the parties (i) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Each party agrees that notice or the service of process in any action or proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 8.7 or in any other manner permitted by applicable Law. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final court judgment.

Section 8.6. Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; except that Parent and Merger Sub shall have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time: (a) to any of their respective Affiliates; or (b) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the Parties to the Equity Commitment Letters or the Guarantor pursuant to the Guarantee, or (ii) impede or delay the consummation of the Merger or otherwise impede the rights of the holders of shares of Company Common Stock and Company Equity Awards pursuant to this Agreement. No assignment by any Party will relieve such Party of any of its obligations hereunder. Except for (i) the provisions of Article 2 (which, from and after the Effective Time, shall be for the benefit of, and enforceable by, Persons who are holders of shares of Company Common Stock, and Company Equity Awards immediately prior to the Effective Time), (ii) the provisions of this Agreement applicable to the Indemnified Parties (which, from and after the Effective Time, shall be for the benefit of, and enforceable by, the Indemnified Parties), (iii) the limitations on liability of the Company Related Parties set forth in Section 7.3(b) (which shall be for the benefit of, and enforceable by, the Company Related Parties), (iv) the rights specified in the Equity Commitment Letter or Debt Commitment Letter, as the case may be, which provisions/rights shall inure to the benefit of the Persons or entities benefiting therefrom who shall be third-party beneficiaries thereof and who may enforce the covenants contained therein, (v) the provisions of Section 8.12, which shall be for the benefit of, and enforceable by, the Financing Sources and (vi) following termination of this Agreement pursuant to Article 8, subject to Section 7.2 and the last sentence of this Section 8.6, the right of the Company, on behalf of holders of Company Common Stock (who are third party beneficiaries for this purpose), to seek monetary damages (including monetary damages based on a lost premium or loss of the economic benefit of the transactions contemplated by this Agreement to the holders of Company Common Stock), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties, any right, benefit or remedy of any nature. Notwithstanding anything to the contrary contained in this Agreement, the rights granted pursuant to clause (v) of this Section 8.6 and the provisions of Section 7.2 with respect to the recovery of monetary damages based on the losses suffered by the holders of Company Common Stock shall only be enforceable on behalf of the holders of Company Common Stock by the Company in its sole and absolute discretion, as agent for the holders of Company Common Stock, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the shares of Company Common Stock and subsequently be transferred therewith.

Section 8.7. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by email (to the extent that no “bounce back” or similar transmission error message indicating non-delivery is received with respect thereto), (b) on the third (3rd) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case as follows:

if to Parent, Merger Sub or the Surviving Corporation, to:

ML Holdco, LLC

c/o Centerbridge Partners, L.P.

375 Park Avenue, 13th Floor

New York, NY 10152

Attn:	Jared Hendricks

   Benjamin Jaffe

   The Office of the General Counsel

Email:   [***]

   [***]

   [***]

c/o Centerbridge Partners, L.P.

375 Park Avenue, 13th Floor

New York, NY 10152

Attention: Jared Hendricks

     Benjamin Jaffe

   The Office of the General Counsel

Email: [***]

 [***]

 [***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

Attention:  Corey D. Fox, P.C.

      Andrew Struckmeyer

Email:  cfox@kirkland.com

        andrew.struckmeyer@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Maggie D. Flores, P.C.

Email: maggie.flores@kirkland.com

if to the Company, to:

MeridianLink, Inc.

1 Venture, Suite 235

Irvine, CA 92618

Attn: Nicolaas Vlok, Chief Executive Offer

Email: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:  Joseph C. Theis, Jr.

          Joshua M. Zachariah

         James Ding

Email:  jtheis@goodwinlaw.com

       jzachariah@goodwinlaw.com

       jding@goodwinlaw.com

Section 8.8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 8.9. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.10. Obligation of Parent. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 8.10 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 8.11. Specific Performance; Waiver of Jury Trial.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that, subject to Section 7.2, Section 7.3, and this Section 8.11, (i) the parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (ii) the provisions of Section 7.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (iii) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent and Merger would have entered into this Agreement. Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed that Parent and Merger Sub have an obligation under this Agreement to cause the Equity Financing to be funded (subject to the requirements set forth in this Section 8.11) and that the Company shall have the right to obtain an injunction, specific performance or other equitable remedies in connection with enforcing Parent and Merger Sub’s obligations to consummate the Merger and cause the Equity Financing to be funded (including to cause Parent to enforce the obligations of the Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) if, and only if, and for so long as: (A) all of the conditions with respect to the Merger set forth in Article 7 have been, and continue to be, satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing (but subject to such conditions being capable of being satisfied or waived at the Closing)), (B) the Debt Financing (or Alternative Debt Financing) has been funded in accordance with the terms and conditions thereof or the Debt Financing will be funded in accordance with the terms and conditions thereof at the Closing if the Equity Financing is funded at the Closing, (C) the Company has irrevocably confirmed to Parent in writing (and not revoked such notice) that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Company shall take such actions that are required of it by this Agreement to consummate the Closing, (D) Parent and/or Merger Sub fails to consummate the Closing within three (3) Business Days following the later of (x) the date by which the Closing is required to have occurred pursuant to Section 2.3 and (y) receipt of written notice from the Company in accordance with clause (C) above, (E) all of the conditions with respect to the Merger set forth in Article 7 have continued to be satisfied during the entirety of such three (3) Business Day period (other than those conditions that by their terms are to be satisfied at the Closing (but subject to such conditions being capable of being satisfied or waived at the Closing)) and (F) the Company remains ready, willing and able to consummate the Closing. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Debt Financing under the terms thereof, none of the Company and its Affiliates and their direct and indirect equity holders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source, solely in their respective capacities as Financing Sources in connection with the Debt Financing, and in no event shall the Company, any of its Affiliates or its or their direct or indirect equity holders be entitled to directly seek the remedy of specific performance of this Agreement against any Financing Source. Notwithstanding anything contained herein to the contrary, nothing in this Section 8.11(a) shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Financing Source is a party, including any of the agreements entered into in connection with the Debt Financing (including the Debt Commitment Letter and Debt Fee Letters).

(b) Subject to Section 8.11(a), the parties agree not to raise any objections to (i) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent, on the other hand; and (ii) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the parties pursuant to this Agreement; provided, however, that in each case, parties may raise objections to the existence of any such breach or non-compliance or threatened breach or noncompliance. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(c) EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE EQUITY COMMITMENT LETTER, THE DEBT FINANCING COMMITMENT, THE DEBT FINANCING OR THE EQUITY FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12. Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto, on behalf of itself, its Subsidiaries and each of its respective Affiliates and Representatives hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the applicable definitive document relating to the Debt Financing, (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon any party or its controlled Affiliates in any such proceeding shall be effective if notice is given in accordance with Section 8.12, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against any of the Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Sources will have any liability to Company, its Subsidiaries or any of their respective Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any claim or cause of action involving any Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason and (i) agrees that the Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions of Section 7.2, Section 7.3(d), Section 8.6, Section 8.11(a) and Section 8.11(c) and this Section 8.12 (and the definitions of any terms used such Sections), and that such provisions (and such definitions, and any other provisions of this Agreement to the extent a modification thereof would directly affect the substance of any of the foregoing) shall not be amended or otherwise modified in any way that is materially adverse to the Financing Sources without the prior written consent of the Financing Sources party to the Debt Commitment Letter. Notwithstanding anything contained herein to the contrary, nothing in this Section 8.12 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Financing Source is a party, including any of the agreements entered into in connection with the Debt Financing (including the Debt Commitment Letter and Debt Fee Letters).

Section 8.13. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or”, “nor” and words of like import shall not be exclusive. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” and the phrase “to the extent” means the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The word “will” shall be construed to have the same meaning as the word “shall”.

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(e) All references in this Agreement to “$” and “dollars” are intended to refer to U.S. dollars.

(f) Unless the context requires otherwise, any definition of or reference to any Law in this Agreement shall be construed as referring to such Law as from time to time amended, supplemented or otherwise modified, including comparable successor Law and any rules or regulations promulgated thereunder.

(g) Unless indicated otherwise, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 p.m., Eastern Time, on such day or Business Day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day”, (iii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time, and (iv) whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(h) As used in this Agreement, “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(j) Each representation and warranty in this Agreement is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty.

(k) References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Company and its Subsidiaries that is consistent with past practice, including with respect to time, frequency and magnitude.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ML HOLDCO, LLC
a Delaware limited liability company

By:	/s/ Jared Hendricks
Name: Jared Hendricks
Title: Vice President and Secretary

ML MERGER SUB, INC.
a Delaware corporation

By:	/s/ Jared Hendricks
Name: Jared Hendricks
Title: Vice President and Secretary

MERIDIANLINK, INC.
a Delaware corporation

By:	/s/ Nicolaas Vlok
Name: Nicolaas Vlok
Title: Chief Executive Officer

Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of [•], 2025, is entered into by and among MeridianLink, Inc., a Delaware corporation (the “Company”), the undersigned stockholders of the Company (each, a “Stockholder” and collectively, the “Stockholders”), and ML Holdco, LLC, a Delaware limited liability company (“Parent” and together with the Company and the Stockholders, the “Parties”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, in connection with and concurrently with the execution and delivery of this Agreement, the Company, Parent and ML Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”) with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date of this Agreement, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock (as adjusted pursuant to Section 13, the “Common Stock”) set forth opposite the Stockholder’s name on Exhibit A hereto under the heading “Owned Shares”, being all of the shares of Common Stock owned of record or beneficially by such Stockholder as of the date of this Agreement (as adjusted pursuant to Section 13, collectively, the “Owned Shares”);

WHEREAS, as a condition to the willingness of the Company and Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, the Company and Parent have required that the Stockholders, and the Stockholders have agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholders, the Company and Parent hereby agree as follows:

1. Agreement to Vote the Covered Shares. Beginning on the date of this Agreement until the Termination Date (as defined below), at every meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, the Stockholders agree to, and if applicable, to cause their respective controlled Affiliates to, affirmatively vote (including via proxy) or execute consents, with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) all of the Owned Shares and any additional shares of Common Stock or other voting securities of the Company acquired by the Stockholders or their respective controlled Affiliates after the date of this Agreement and prior to the Termination Date (as defined below) (as adjusted pursuant to Section 13) (the “Covered Shares”) as follows: (A) in favor of (i) the adoption of the Merger Agreement and the approval of the Transactions and (ii) the approval of any other proposal considered and voted upon by the Company’s stockholders at any meeting of such stockholders that is contemplated by the Merger Agreement and necessary for the consummation of the Transactions, and (B) against (i) any proposal, action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date (as defined below), (ii) any Acquisition Proposal, (iii) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement) and (iv) any other action, agreement or proposal which would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions (clauses (A) and (B) collectively, the “Supported Matters”). The Stockholders agree to, and agree to cause its applicable controlled Affiliates to, be present, in person or by proxy, at every meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1) so that all of the Covered Shares will be counted for purposes of determining the presence of a quorum at each such meeting, or otherwise cause the Covered Shares to be counted as present thereat for purposes of establishing a quorum at each such meeting. Except with respect to the obligations hereunder with respect to the Supported Matters, each Stockholder shall be entitled to vote the Covered Shares in its sole discretion. The Stockholders shall not take any action that would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

2. Proxy. In the event, but only in the event, that any Stockholder fails to comply with any of its obligations set forth in Section 1, then such Stockholder hereby irrevocably appoints, as its proxy and attorney-in-fact, any duly elected officer of Parent, and each of them individually, with full power of substitution and resubstitution, to vote the Stockholder’s Covered Shares (to the extent such Covered Shares are entitled to so vote) in accordance with Section 1 at any meeting of the Company’s stockholders (including any postponement, recess or adjournment thereof) at which any Supported Matters are to be considered; provided, however, that the Stockholder shall at all times retain the right to vote the Stockholder’s Covered Shares (or to direct how such Covered Shares shall be voted) in the Stockholder’s sole discretion on matters other than Supported Matters. This proxy is coupled with an interest, is (or will be, as applicable) given as an additional inducement to Parent to enter into this Agreement and the Merger Agreement and shall be irrevocable prior to the Termination Date, at which time any such proxy shall terminate. Parent may terminate or waive its rights to enforce this proxy with respect to any Stockholder at any time at its sole election by written notice provided to the applicable Stockholder. For purposes of this Section 2, a Stockholder will be deemed to have failed to comply with any of its obligations set forth in Section 1 if it has not submitted a proxy to the proxyholder appointed by the Company in connection with any meeting of the Company’s stockholders called to vote on any of the Supported Matters to vote consistent with such obligations by the day that is one (1) Business Day prior to the applicable meeting. Notwithstanding anything to the contrary in this Section 2, nothing herein shall prevent the Stockholder from making any Transfers permitted under Section 6 or as set forth elsewhere in this Agreement to its Affiliates, provided that such Affiliates agree to be bound by the terms of this Agreement, including this Section 2, with respect to the Transferred Covered Shares pursuant to a Joinder (as defined below).

3. Termination. This Agreement shall terminate automatically and without further action of the Parties upon the earliest to occur of: (i) the valid termination of the Merger Agreement pursuant to Article 8 thereof, (ii) the Effective Time, (iii) a Change in Recommendation by the Company Board in accordance with Section 5.3(b) of the Merger Agreement, or (iv) any modification, waiver or amendment to any term or provision of the Merger Agreement that is effected without the Stockholders’ prior written consent and that reduces the Merger Consideration or changes the form of consideration being offered to the Company’s stockholders under the Merger Agreement, imposes any conditions, requirements or restrictions on any Stockholder’s right to receive the cash consideration payable to the Stockholders with respect to shares of Company Common Stock owned by the Stockholders pursuant to the Merger Agreement or that materially delays the timing of any such payment after the Effective Time (the earliest such date set forth in clauses (i) through (iv), the “Termination Date”); provided, that the termination of this Agreement shall not prevent any Party from seeking any remedies (at law or in equity) against any other Party for such Party’s Willful and Material Breach of this Agreement that may have occurred on or before such termination.

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4. New Shares. Each Stockholder agrees that any shares of Common Stock that such Stockholder purchases or with respect to which such Stockholder otherwise acquires record or beneficial ownership (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Common Stock by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction) after the date hereof and prior to the earlier to occur of (a) the Effective Time and (b) the Termination Date, shall automatically become, and shall be deemed to be, Owned Shares and will thereafter be subject to the terms and conditions of this Agreement to the same extent as if they comprised Owned Shares on the date hereof.

5. No Solicitation. Subject in all cases to Section 12, each Stockholder agrees that it will not take any action that the Company, its Subsidiaries or their respective Representatives are prohibited from taking pursuant to Section 6.2 of the Merger Agreement.

6. Transfers. Beginning on the date of this Agreement until the Termination Date, each Stockholder hereby covenants and agrees that, except as expressly contemplated by this Agreement, the Stockholder shall not, shall cause its controlled Affiliates not to, and shall direct its other Affiliates and its and its Affiliates’ Representatives not to, directly or indirectly, (a) tender any Covered Shares into any tender or exchange offer, (b) offer, sell, transfer, assign, exchange, pledge, hypothecate, hedge, gift, loan, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any Contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (c) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting or other agreement with respect to any Covered Shares that is inconsistent with this Agreement, (d) take an action that would reasonably be expected to prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement or (e) commit or agree to take any of the foregoing actions. Any Transfer in violation of this Section 6 shall be void ab initio. Notwithstanding anything to the contrary in this Agreement, each Stockholder may transfer any or all of the Covered Shares, in accordance with applicable Law, to the Stockholder’s Affiliates (provided, that, prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement in a form reasonably acceptable to Parent pursuant to which such Affiliate shall be bound by all of the terms and provisions hereof and deliver an irrevocable proxy in the form of Section 2 in which case such Affiliate shall be deemed a Stockholder hereunder, the “Joinder”).

7. Representations and Warranties of the Stockholders. The Stockholders hereby represent and warrant to Parent and the Company as follows:

7.1 Due Authority. Each Stockholder (if a legal entity) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite trust, corporate or other similar power and authority and has taken all trust, corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action by or on the part of the Stockholder, or vote of holders of any equity securities of, the Stockholder is necessary to authorize, approve and adopt (i) the execution and delivery of this Agreement or (ii) the compliance with and performance by the Stockholder of its covenants and obligations hereunder. This Agreement has been duly executed and delivered by the Stockholders and, assuming the due authorization, execution and delivery of this Agreement by all of the other Parties, constitutes a legal, valid and binding agreement of the Stockholders enforceable against each Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. [If Stockholder is an individual and is married, and any of the Covered Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, such Stockholder’s spouse has delivered with this Agreement a Spousal Consent in the form attached hereto as Exhibit B and this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms.]

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7.2 No Conflict. The execution and delivery of, compliance with and performance of this Agreement by each Stockholder, and the performance by each Stockholder of its covenants and obligations hereunder do not and will not (i) conflict with or result in any violation or breach of any provision of the certificate of formation, trust agreement or operating agreement or similar organizational documents of the Stockholder, (ii) conflict with or result in a violation or breach of any applicable Law, (iii) require any consent by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Stockholder is entitled, under any Contract binding upon the Stockholder, or to which any of its properties, rights or other assets are subject or (iv) result in the creation or imposition of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Stockholder, except in the case of clauses (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration or Lien that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, or prohibit or impair in any material respect, the consummation of the Transactions or the performance by the Stockholder of its obligations under this Agreement.

7.3 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Entity or any other Person is required by or with respect to any Stockholder in connection with (a) the execution and delivery of this Agreement, (b) the performance by the Stockholders of their respective covenants and obligations under this Agreement, or (c) the consummation by the Stockholders of the transactions contemplated hereby, except (i) as required by the rules and regulations promulgated under any applicable federal or state securities, takeover and “blue sky” laws, including compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) the applicable rules and regulations of the SEC or any applicable stock exchange or (iv) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, or prohibit or impair in any material respect, the consummation of the Transactions or the performance by each Stockholder of its obligations under this Agreement.

7.4 Ownership of the Owned Shares. Each Stockholder is, as of the date of this Agreement, the record and beneficial owner of the number of Owned Shares set forth opposite the Stockholder’s name on Exhibit A hereto, all of which are free and clear of any Liens, and any Owned Shares acquired after the date hereof will be free and clear of any Liens as of the date of such acquisition, in each case, other than those created by this Agreement or arising under applicable securities laws. As of the date of this Agreement, the Stockholders do not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Owned Shares. The Stockholders have the sole right to dispose of the Owned Shares, and none of the Owned Shares are subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement. As of the date of this Agreement, no Stockholder has entered into any agreement to Transfer any Owned Shares and no Person has a right to acquire any of the Owned Shares held by any Stockholder, [except pursuant to that certain Rule 10b5-1 trading plan adopted on June 13, 2025,] and the Stockholder will not enter into any such agreements to Transfer Owned Shares acquired by any Stockholder after the date hereof or grant any Person the right to acquire any of the Owned Shares acquired by any Stockholder after the date hereof, except as otherwise provided in this Agreement.

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7.5 Absence of Litigation; Orders. As of the date of this Agreement, there is no Legal Proceeding pending against, or, to the knowledge of the Stockholders, threatened against any Stockholder or any of its respective Affiliates (other than the Company and its Subsidiaries) that would reasonably be expected to prevent, materially delay or materially impair the ability of the Stockholders to perform their respective obligations under this Agreement. The Stockholders are not subject to any Order of any kind or nature that would reasonably be expected to restrict in any material respect, or prohibit or impair in any material respect, the consummation of the Transactions or the performance by the Stockholders of their respective obligations under this Agreement.

8. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders and Parent as follows:

8.1 Due Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the Company Board) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action by or on the part of the Company or vote of holders of any class of the capital stock of the Company is necessary to authorize, approve and adopt (i) the execution of this Agreement or (ii) the performance by the Company of its covenants and obligations hereunder. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by all of the other Parties, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

8.2 No Conflict. The execution and delivery of this Agreement by the Company, and the performance by the Company of its covenants and obligations hereunder do not and will not, other than as provided in the Merger Agreement with respect to the Transactions, (i) conflict with or result in any violation or breach of any provision of the organizational documents of the Company or any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable Law, (iii) require any consent by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any Contract binding upon the Company or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation or imposition of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries, except in the case of clauses (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, or Lien that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, or prohibit or impair in any material respect, the consummation of the Transactions or the performance by the Company of its obligations under this Agreement.

8.3 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Entity or any other Person is required by or with respect to the Company in connection with (a) the execution and delivery of this Agreement, (b) the performance by the Company of its covenants and obligations under this Agreement, or (c) the consummation by the Company of the transactions contemplated hereby, except (i) as required by the rules and regulations promulgated under any applicable federal or state securities, takeover and “blue sky” laws, including compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) the applicable rules and regulations of the SEC or any applicable stock exchange or (iv) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, or prohibit or impair in any material respect, the consummation of the Transactions or the performance by the Company of its obligations under this Agreement.

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9. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders and the Company as follows:

9.1 Due Authority. Parent is a legal entity duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation. Parent has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action by or on the part of Parent or vote of holders of any equity securities of Parent is necessary to authorize, approve and adopt (i) the execution of this Agreement or (ii) the performance by Parent of its covenants and obligations hereunder. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by all of the other Parties, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

9.2 No Conflict. The execution and delivery of this Agreement by Parent, and the performance by Parent of its covenants and obligations hereunder do not and will not, other than as provided in the Merger Agreement with respect to the Transactions, (i) conflict with or result in any violation or breach of any provision of the organizational documents of Parent, (ii) conflict with or result in a violation or breach of any applicable Law, (iii) require any consent by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which Parent is entitled, under any Contract binding upon Parent, or to which any of its properties, rights or other assets are subject or (iv) result in the creation or imposition of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of Parent, except in the case of clauses (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, or Lien that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, or prohibit or impair in any material respect, the consummation of the Transactions or the performance by Parent of its obligations under this Agreement.

9.3 Consents. No consent, approval, order or authorization of, or registration, declaration or, filing with, or notification to, any Governmental Entity or any other Person is required by or with respect to Parent in connection with (a) the execution and delivery of this Agreement, (b) the performance of Parent of its covenants and obligations under this Agreement, or (c) the consummation by Parent of the transactions contemplated hereby, except (i) as required by the rules and regulations promulgated under any applicable federal or state securities, takeover and “blue sky” laws, including compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) the applicable rules and regulations of the SEC or any applicable stock exchange or (iv) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, or prohibit or impair in any material respect, the consummation of the Transactions or the performance by Parent of its obligations under this Agreement.

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9.4 Absence of Litigation; Orders. As of the date of this Agreement, there is no Legal Proceeding pending against, or, to the knowledge of Parent, threatened against Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement. Parent is not subject to any Order of any kind or nature that would reasonably be expected to restrict in any material respect, or prohibit or impair in any material respect, the consummation of the Transactions or the performance by Parent of its obligations under this Agreement.

10. Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as a record and/or beneficial owner of the Owned Shares, and nothing in this Agreement shall restrict or limit the ability of any Stockholders or any of its Affiliates or Representatives who is a director or officer of the Company or any of the Company’s Subsidiaries to take, or refrain from taking, any action in his or her capacity as a director or officer of the Company or any of its Subsidiaries, including the exercise of fiduciary duties to the Company or its stockholders, and any such action taken in such capacity or any such inaction shall not constitute a breach of this Agreement.

11. Non-Survival of Representations, Warranties and Covenants. Other than the covenants and agreements specified in Sections 12 and 13 and Sections 15 through 29, which shall survive the Effective Time in accordance with their terms, the representations, warranties and covenants contained herein shall not survive the Effective Time.

12. Waiver of Appraisal and Dissenter Rights and Certain Other Actions. Each Stockholder hereby irrevocably and unconditionally waives, to the fullest extent of applicable Law, and agrees to cause to be waived and not to assert any appraisal rights, any dissenter’s rights and any similar rights under Section 262 of the DGCL or otherwise with respect to the Covered Shares with respect to the Transactions. The Stockholders, their respective Affiliates and their respective Representatives agree not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Legal Proceeding, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any Legal Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with this Agreement, the Merger Agreement, the Transactions.

13. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change prior to the Effective Time in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock”, “Covered Shares” and “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock issued in such dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, in each case prior to the Effective Time.

14. Further Assurances. The Stockholders shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or the Company may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

15. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand or email transmission, in each case, the intended recipient is set forth below:

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if to the Stockholders to:

[Stockholder]
[Address]
[City, State ZIP]
Attn: [●]
Email: [●]

with a copy (which will not constitute notice) to:

[Name]
[Address]
[City, State ZIP]
Attn: [●]
Email: [●]

if to Parent to:

ML Holdco, LLC
c/o Centerbridge Partners, L.P.
375 Park Avenue, 13th Floor
New York, NY 10152
Attn:	Jared Hendricks
Benjamin Jaffe
The Office of the General Counsel
Email: [***]
[***]
legalnotices@centerbridge.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, Illinois 60654
Attn:	Corey D. Fox, P.C.
Andrew Struckmeyer
Email: cfox@kirkland.com
andrew.struckmeyer@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Maggie D. Flores, P.C.
Email: maggie.flores@kirkland.com

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if to the Company (prior to the Effective Time) to:

MeridianLink, Inc.
1 Venture, Suite 235
Irvine, CA 92618
Attn: Nicolaas Vlok, Chief Executive Offer
Email: [***]

with a copy (which will not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attn:	Joseph C. Theis, Jr.
Joshua M. Zachariah
James Ding
Email:	jtheis@goodwinlaw.com
jzachariah@goodwinlaw.com
jding@goodwinlaw.com

16. Interpretation. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a law shall include any rules and regulations promulgated thereunder, in the case of such law or regulation as from time to time amended, modified or supplemented. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).

17. Entire Agreement. This Agreement and the documents and instruments and other agreements entered into in connection herewith by any of the Parties and the Merger Agreement collectively constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties with respect to the subject matter hereof.

18. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

19. Governing Law; Waiver of Jury Trial. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, including its statute of limitations, without giving effect to principles of conflicts of law. Each of the Parties (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Each Party agrees that notice or the service of process in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 15 or in any other manner permitted by applicable Law. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final court judgment. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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20. Assignment; Successors. Other than as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, delegated or transferred, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

21. Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions hereof and without bond or other security being required, (b) if any Party is seeking injunctive relief, specific performance or other equitable relief pursuant hereto, the other Parties will not assert that a remedy of monetary damages would provide an adequate remedy for such breach and (c) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the Company, Parent or the Stockholders would have entered into this Agreement. Notwithstanding the foregoing, nothing herein shall in any way limit a Party’s right to pursue a claim for monetary damages arising out of a breach of this Agreement.

22. Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any Party or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, or other Representative, successor or permitted assign of any of the foregoing, shall have any liability to any Stockholder, Parent or the Company for any obligations or liabilities of any party under this Agreement or for any Legal Proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of this Agreement or the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith.

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23. Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction or other Governmental Entity to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

24. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

25. Amendment; Waiver. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the Parties, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.

26. No Presumption Against Drafting Party. The Company, Parent and the Stockholders acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

27. No Agreement until Executed. This Agreement shall not be effective unless and until (i) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the DGCL, the Certificate of Incorporation, the Bylaws or any similar organization document of the Company, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) the Merger Agreement is executed by all parties thereto and (iii) this Agreement is executed and delivered by all Parties.

28. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Stockholder.

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29. No Other Representations and Warranties. The Company, Parent and the Stockholders acknowledge and agree that, except for the representations and warranties expressly set forth in Section 7, Section 8 and Section 9 of this Agreement, none of the Company, Parent or the Stockholders makes, has made, or shall be deemed to have made, any representation or warranty in connection with this Agreement. The Company, Parent and the Stockholders acknowledge and agree that each is not entering into this Agreement in reliance on any representation or warranty, express or implied, except for the representations and warranties expressly set forth in Section 7, Section 8 or Section 9, as applicable.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

[STOCKHOLDER]

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

ML HOLDCO, LLC

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

MERIDIANLINK, INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

Exhibit A

Owned Shares

Stockholder	Owned Shares

[Exhibit B

Spousal Consent

I, [___], spouse of [___], acknowledge that I have read the Voting and Support Agreement, dated as of [___], 2025, to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.]

Dated:
[___]

Exhibit 99.1

MeridianLink to Be Acquired by Centerbridge Partners for $2.0 Billion

MeridianLink Shareholders to Receive $20.00 Per Share in Cash

MeridianLink to Become a Private Company, Well Positioned to Accelerate Growth and Innovation for Customers

IRVINE, Calif. – August 11, 2025 – MeridianLink, Inc. (NYSE: MLNK), a leading provider of modern software platforms for financial institutions and consumer reporting agencies, today announced that it has entered into a definitive agreement to be acquired by funds advised by affiliates of Centerbridge Partners, L.P. (“Centerbridge”), a global investment firm with deep experience investing in financial services and technology, in an all-cash transaction that values MeridianLink at an enterprise value of approximately $2.0 billion. Upon closing of the transaction, MeridianLink will become a private company.

Under the terms of the agreement, MeridianLink shareholders will receive $20.00 per share in cash for each share of common stock they own. The purchase price represents a premium of approximately 26% over the closing price of MeridianLink shares as of August 8, 2025, the last full trading day prior to the transaction announcement.

“We are excited for the next chapter of innovation and growth with our partners at Centerbridge. Today’s announcement is a strong endorsement of our leading digital lending platform that serves nearly 2,000 community financial institutions and reporting agencies,” Larry Katz, President and CEO-designate of MeridianLink, said. “Together with Centerbridge, we will unlock the potential of this company by accelerating product innovation, harnessing the power of AI and data, and enhancing the delivery of exceptional customer experiences. I am proud of this talented team and look forward to further building our trusted, mission-critical, scalable platform that empowers customers and the communities they serve.”

“This is an exciting next step for MeridianLink,” said Nicolaas Vlok, chief executive officer of MeridianLink. “Our dedicated team has built our market-leading platform and partner ecosystem, and I am confident in the path forward for the Company, bolstered by Larry’s leadership and Centerbridge’s partnership.”

Ed McDermott, Board chair of MeridianLink said, “Over the last several years, our Board has carefully evaluated alternatives to maximize shareholder value. The Board thoroughly reviewed Centerbridge’s proposal with the assistance of independent financial and legal advisors and determined this transaction would create certain, compelling and immediate value for our shareholders at an attractive premium and position MeridianLink to increase its competitive edge in a rapidly changing technology landscape.”

“As the pace of change across the finance and tech sectors continues to accelerate, MeridianLink is uniquely positioned to help financial institutions enhance their digital lending and credit reporting capabilities to expand and deepen client relationships, unlock the potential of data and AI, and drive their growth,” said Jared Hendricks, Senior Managing Director, Centerbridge, and Ben Jaffe, Managing Director, Centerbridge. “At Centerbridge, we have a proven track record of partnering with exceptional companies at the intersection of finance and technology to create value for customers and opportunities for employees. We believe in the importance of fostering a vibrant, modern banking system using market-leading technology. To that end, we are thrilled to work with Larry Katz and the Company’s talented team to enhance MeridianLink’s platform capabilities and grow their wallet share with new and existing customers.”

Transaction Details

The MeridianLink Board of Directors unanimously approved the transaction, which is expected to close in the second half of 2025, subject to approval by MeridianLink shareholders and the satisfaction of regulatory approvals and customary closing conditions.

The holders of approximately 55% of MeridianLink’s shares of common stock have agreed to vote all of the shares of MeridianLink common stock owned by them in favor of the transaction.

Upon completion of the transaction, MeridianLink’s common stock will no longer be listed on any public market. MeridianLink will remain headquartered in Irvine, California.

Advisors

Centerview Partners LLC is serving as lead financial advisor and Goodwin Procter LLP is serving as legal advisor to MeridianLink. J.P. Morgan Securities LLC also served as a financial advisor to MeridianLink. Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to MeridianLink.

Goldman Sachs & Co. LLC is serving as financial advisor to Centerbridge, and Kirkland & Ellis is serving as its legal counsel. Kekst CNC is serving as strategic communications advisor to Centerbridge.

Second Quarter 2025 Financial Results

In a separate press release, MeridianLink announced today its second quarter 2025 results, which will be available at https://ir.meridianlink.com. In light of the announced transaction, the financial results conference call scheduled for August 11, 2025, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) will no longer take place.

About MeridianLink

MeridianLink® (NYSE: MLNK) empowers financial institutions and consumer reporting agencies to drive efficient growth. MeridianLink’s cloud-based digital lending, account opening, background screening, and data verification software solutions leverage shared intelligence from a unified data platform, MeridianLink® One, to enable customers of all sizes to identify growth opportunities, effectively scale up, and support compliance efforts, all while powering an enhanced experience for staff and consumers alike.

For more than 25 years, MeridianLink has prioritized the democratization of lending for consumers, businesses, and communities. Learn more at www.meridianlink.com.

About Centerbridge

Centerbridge Partners, L.P. is a private investment management firm employing a flexible approach across investment disciplines—Private Equity, Private Credit and Real Estate—in an effort to develop the most attractive opportunities for our investors. The Firm was founded in 2005 and, as of June 30, 2025, has approximately $43 billion in assets under management with offices in New York and London. Centerbridge is dedicated to partnering with world-class management teams across targeted industry sectors and geographies. For more information, please visit www.centerbridge.com and LinkedIn.

For MeridianLink

Press Contact

Erica Bigley

(415) 710-9006

Erica.Bigley@Meridianlink.com

Investor Relations Contact

Nandan Amladi

(714) 332-6357

InvestorRelations@MeridianLink.com

For Centerbridge

Jeremy Fielding / Anntal Silver / Daniel Hoadley

Kekst CNC

CenterbridgePartners@kekstcnc.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes certain forward-looking statements about, among other things, the proposed acquisition of MeridianLink by Centerbridge (the “Transaction”), including financial estimates and statements as to the expected timing, completion and effects of the Transaction. These forward-looking statements are based on MeridianLink’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the Transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by MeridianLink, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the Transaction on anticipated terms and timing, including the possibility that MeridianLink’s stockholders may not approve the Transaction and obtaining any regulatory approvals, and the satisfaction of other conditions to the completion of the Transaction; (ii) the ability of Centerbridge and Merger Sub to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Transaction; (iii) the possibility that competing offers or acquisition proposals will be made; (iv) the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; (v) potential litigation relating to the Transaction that could be instituted against Centerbridge and Merger Sub, MeridianLink or their respective directors, managers or officers, including the effects of any outcomes related thereto; (vi) the risk that disruptions from the Transaction will harm MeridianLink’s business, including current plans and operations; (vii) the ability of MeridianLink to retain and hire key personnel; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction; (ix) continued availability of capital and financing and rating agency actions; (x) legislative, regulatory and economic developments affecting MeridianLink’s business; (xi) general economic and market developments and conditions; (xii) potential business uncertainty, including changes to existing business relationships, during the pendency of the Transaction that could affect MeridianLink’s financial performance; (xiii) certain restrictions during the pendency of the Transaction that may impact MeridianLink’s ability to pursue certain business opportunities or strategic transactions; (xiv) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as MeridianLink’s response to any of the aforementioned factors; (xv) significant transaction costs associated with the Transaction; (xvi) the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xvii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction, including in circumstances requiring MeridianLink to pay a termination fee or other expenses; (xviii) competitive responses to the Transaction; and (xix) the risks and uncertainties pertaining to MeridianLink’s business, including those set forth in MeridianLink’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by MeridianLink with the SEC. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on MeridianLink’s financial condition, results of operations, credit rating or liquidity. These forward-looking statements speak only as of the date they are made, and MeridianLink does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information and Where to Find It

In connection with the Transaction by and among MeridianLink, a Delaware corporation, Centerbridge, a Delaware limited liability company, and Merger Sub, a Delaware corporation and a wholly owned subsidiary of Centerbridge, this communication is being made in respect of the pending merger involving MeridianLink and Centerbridge. MeridianLink will file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”) relating to its special meeting of stockholders and may file or furnish other documents with the SEC regarding the pending merger. When completed, a definitive version of the Proxy Statement will be mailed to MeridianLink’s stockholders. This document is not a substitute for the proxy statement or any other document which MeridianLink may file with the SEC. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT REGARDING THE PENDING MERGER AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PENDING MERGER AND RELATED MATTERS.

The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to MeridianLink’s stockholders. MeridianLink’s stockholders may obtain free copies of the documents MeridianLink files with the SEC from the SEC’s website at www.sec.gov or through the Investor Relations portion of MeridianLink’s website at https://ir.meridianlink.com/overview/default.aspx under the link “Financials & Filings” and then under the link “SEC Filings” or by contacting MeridianLink’s Investor Relations by e-mail at InvestorRelations@MeridianLink.com.

Participants in the Solicitation

MeridianLink and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from MeridianLink’s stockholders in connection with the Transaction. Information regarding MeridianLink’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement for the 2025 annual meeting of stockholders, which was filed with the SEC on April 23, 2025 (the “2025 Annual Meeting Proxy Statement”), and will be available in the Proxy Statement. To the extent holdings of MeridianLink’s securities by such directors or executive officers (or the identity of such directors or executive officers) have changed since the information set forth in the 2025 Annual Meeting Proxy Statement, such information has been or will be reflected on the Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the interests of MeridianLink’s directors and executive officers in the Transaction will be included in the Proxy Statement if and when it is filed with the SEC. You may obtain free copies of these documents using the sources indicated above. These documents and the other SEC filings described in this paragraph may be obtained free of charge as described above under the heading “Additional Information and Where to Find It.”